Exhibit 10.3

Execution Version

AMENDED AND RESTATED
CREDIT AGREEMENT AND GUARANTY

dated as of

March 9, 2020

by and among

FOAMIX PHARMACEUTICALS INC.,
as the Borrower,

MENLO THERAPEUTICS INC.,
as the Parent Guarantor,

FOAMIX PHARMACEUTICALS LTD.,
as the Israeli Guarantor,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,
as the Subsidiary Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO
as the Lenders,

and

PERCEPTIVE CREDIT HOLDINGS II, LP,
as the Administrative Agent

U.S. $50,000,000

Section 1. DEFINITIONS		2

1.01	Certain Defined Terms	2

1.02	Accounting Terms and Principles	31

1.03	Interpretation	31

Section 2. THE COMMITMENT and the loans		33

2.01	Loans	33

2.02	Borrowing Procedures	33

2.03	Notes	33

2.04	Use of Proceeds	33

2.05	[Reserved]	34

2.06	Tax Treatment	34

Section 3. PAYMENTS OF PRINCIPAL AND INTEREST		34

3.01	Repayments and Prepayments Generally; Application	34

3.02	Interest	34

3.03	Prepayments; Prepayment Premium	35

Section 4. PAYMENTS, ETC.		37

4.01	Payments	37

4.02	Computations	37

4.03	Set-Off.	37

Section 5. YIELD PROTECTION, ETC.		38

5.01	Additional Costs.	38

5.02	Illegality	39

5.03	Taxes	39

Section 6. CONDITIONS PRECEDENT		43

6.01	Conditions to the Effective Date	43

6.02	Conditions to the Borrowing of the Tranche 1 and Tranche 2 Loans	46

6.03	Conditions to the Borrowing of the Tranche 3 Loans	46

Section 7. REPRESENTATIONS AND WARRANTIES		49

7.01	Power and Authority	49

7.02	Authorization; Enforceability	49

7.03	Governmental and Other Approvals; No Conflicts	50

7.04	Financial Statements; Material Adverse Change	50

(continued)

7.05	Properties	50

7.06	No Actions or Proceedings	54

7.07	Compliance with Laws and Agreements	54

7.08	Taxes	56

7.09	Full Disclosure	56

7.10	Investment Company Act and Margin Stock Regulation	56

7.11	Solvency	56

7.12	Equity Holders; Subsidiaries and Other Investments	57

7.13	Indebtedness and Liens	57

7.14	Material Agreements	57

7.15	Restrictive Agreements	57

7.16	Real Property	57

7.17	Pension Matters	58

7.18	Regulatory Approvals	58

7.19	Transactions with Affiliates	61

7.20	OFAC	61

7.21	Anti-Corruption	61

7.22	Deposit and Disbursement Accounts	61

7.23	Senior Secured Obligations; Priority of Obligations; Security Interests	62

7.24	Royalties and Other Payments	62

7.25	Non-Competes	62

7.26	Internal Controls	62

7.27	Reimbursement from Medical Reimbursement Programs	62

Section 8. AFFIRMATIVE COVENANTS		63

8.01	Financial Statements and Other Information	63

8.02	Notices of Material Events	65

8.03	Existence; Conduct of Business	67

8.04	Payment of Obligations	67

8.05	Insurance	67

8.06	Books and Records; Inspection Rights	68

8.07	Compliance with Laws and Other Obligations	68

-ii-

(continued)

8.08	Maintenance of Properties, Etc.	68

8.09	Licenses	68

8.10	Action under Environmental Laws	69

8.11	Use of Proceeds	69

8.12	Certain Obligations with Respect to Subsidiaries; Further Assurances	69

8.13	Termination of Non-Permitted Liens	71

8.15	Litigation Cooperation	72

8.16	Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc.	72

8.17	ERISA Compliance	72

8.18	Cash Management	73

8.19	Post-Closing Conditions.	74

Section 9. NEGATIVE COVENANTS		75

9.01	Indebtedness	75

9.02	Liens	76

9.03	Fundamental Changes, Acquisitions, Etc.	78

9.04	Lines of Business	79

9.05	Investments	79

9.06	Restricted Payments	80

9.07	Payments of Indebtedness	81

9.08	Change in Fiscal Year	81

9.09	Sales of Assets, Etc.	82

9.10	Transactions with Affiliates	83

9.11	Restrictive Agreements	83

9.12	Modifications and Terminations of Material Agreements and Organic Documents	84

9.13	Inbound and Outbound Licenses	84

9.14	Sales and Leasebacks	85

9.15	Hazardous Material	85

9.16	Accounting Changes	85

9.17	Compliance with ERISA	85

-iii-

(continued)

9.18	Inconsistent Agreements	85

9.19	Sanctions; Anti-Corruption Use of Proceeds	86

9.20	Warrant Certificate Amendments.	86

Section 10. FINANCIAL COVENANTS		86

10.01	Minimum Liquidity	86

10.02	Minimum Net Revenue	87

Section 11. EVENTS OF DEFAULT		87

11.01	Events of Default	87

11.02	Remedies	90

11.03	Additional Remedies	91

Section 12. THE ADMINISTRATIVE AGENT		91

12.01	Appointment and Duties	91

12.02	Binding Effect	92

12.03	Use of Discretion	92

12.04	Delegation of Rights and Duties	93

12.05	Reliance and Liability	93

12.06	Administrative Agent Individually	94

12.07	Lender Credit Decision	94

12.08	Expenses; Indemnities	94

12.09	Resignation of the Administrative Agent	95

12.10	Release of Collateral or Guarantors	96

12.11	Additional Secured Parties	96

Section 13. GUARANTEE		97

13.01	The Guarantee	97

13.02	Obligations Unconditional	97

13.03	Reinstatement	98

13.04	Subrogation	98

13.05	Remedies	98

13.06	Instrument for the Payment of Money	99

13.07	Continuing Guarantee	99

13.08	General Limitation on Guarantee Obligations	99

-iv-

(continued)

Section 14. MISCELLANEOUS		99

14.01	No Waiver	99

14.02	Notices	99

14.03	Expenses, Indemnification, Etc.	100

14.04	Amendments, Etc.	101

14.05	Successors and Assigns	101

14.06	Survival	104

14.07	Captions	104

14.08	Counterparts	104

14.09	Governing Law	104

14.10	Jurisdiction, Service of Process and Venue	104

14.11	WAIVER OF JURY TRIAL	105

14.12	Waiver of Immunity	105

14.13	Entire Agreement	105

14.14	Severability	105

14.15	No Fiduciary Relationship	105

14.16	Confidentiality	106

14.17	Interest Rate Limitation	106

14.18	Judgment Currency	106

14.19	USA PATRIOT Act	107

14.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	107

14.21	Release of Collateral and Guarantees; Non-Disturbance Agreements	108

14.22	Amendment and Restatement	108

14.23	Waiver and Release.	108

-v-

SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments

Schedule 7.05(b)	-	Products

Schedule 7.05(c)	-	Material Intellectual Property

Schedule 7.06(a)	-	Certain Litigation

Schedule 7.06(c)	-	Labor Matters

Schedule 7.07(b)	-	Referral Sources

Schedule 7.07(d)	-	Investigations

Schedule 7.08	-	Taxes

Schedule 7.12(a)	-	Information Regarding Subsidiaries

Schedule 7.12(b)		Equity Interests Owned by the Obligors

Schedule 7.13(a)	-	Existing Indebtedness

Schedule 7.13(b)	-	Existing Liens

Schedule 7.14	-	Material Agreements of Obligors

Schedule 7.15	-	Restrictive Agreements

Schedule 7.16	-	Real Property Owned or Leased by Parent Guarantor or any Subsidiary

Schedule 7.17	-	Pension Matters

Schedule 7.18(b)	-	Regulatory Approvals

Schedule 7.18(d)	-	Adverse Findings

Schedule 7.19	-	Transactions with Affiliates

Schedule 7.22	-	Deposit and Disbursement Accounts

Schedule 7.24	-	Royalties and Other Payments

Schedule 9.05	-	Existing Investments

Schedule 9.14	-	Permitted Sales and Leasebacks

Schedule 14.02		Notices

Exhibit A	-	Form of Note

Exhibit B	-	Form of Borrowing Notice

Exhibit C	-	Form of Guarantee Assumption Agreement

Exhibit D-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E	-	Form of Compliance Certificate

Exhibit F	-	Form of Assignment and Assumption

Exhibit G	-	Form of Information Certificate

Exhibit H	-	Form of Warrant Certificate

Exhibit I	-	Form of Solvency Certificate

Exhibit J	-	Form of Intercompany Subordination Agreement

Exhibit K	-	Form of Copyright Security Agreement

Exhibit L	-	Form of Patent Security Agreement

Exhibit M	-	Form of Trademark Security Agreement

Exhibit N	-	Form of Bailee Letter

Exhibit O	-	Form of Landlord Consent

-vi-

AMENDED AND RESTATED
CREDIT AGREEMENT AND GUARANTY

AMENDED AND RESTATED Credit Agreement and Guaranty, dated as of March 9, 2020 (this “Agreement”), by and among Foamix Pharmaceuticals Inc., a Delaware corporation (the “Borrower”), Foamix Pharmaceuticals Ltd., an Israeli limited liability company (the “Israeli Guarantor”), Menlo Therapeutics Inc., a Delaware corporation (the “Parent Guarantor”), certain Subsidiaries of the Parent Guarantor from time to time party hereto, Perceptive Credit Holdings II, LP, OrbiMed Royalty & Credit Opportunities III, LP, and each other lender that may from time to time become a party hereto (each a “Lender” and collectively, the “Lenders”), and Perceptive Credit Holdings II, LP, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Israeli Guarantor, the Borrower, the Administrative Agent and the Lenders are party to that certain Credit Agreement and Guaranty, dated as of July 29, 2019 (as amended, amended and restated, modified or supplemented from time to time prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Borrower requested, and the Lenders agreed to provide, a senior secured delayed draw term loan facility to the Borrower in an aggregate principal amount of $50,000,000, with Loans in an aggregate principal amount of up to $15,000,000, which were made on the Closing Date (each a “Tranche 1 Loan”), Loans in an aggregate principal amount of up to $20,000,000, which were made on December 17, 2020 (each a “Tranche 2 Loan”), and, subject to the terms and conditions set forth herein, Loans in an aggregate principal amount of up to $15,000,000 to be made available after the Closing Date but prior to September 30, 2020 (each a “Tranche 3 Loan”);

WHEREAS, the Parent Guarantor, the Israeli Guarantor and a wholly-owned Subsidiary of the Parent Guarantor entered into an Agreement and Plan of Merger, dated as of November 10, 2019 (the “Merger Agreement”), pursuant to which, on the terms and conditions set forth therein, such Subsidiary of the Parent Guarantor will, on the date hereof, be merged with and into the Israeli Guarantor, with the Israeli Guarantor surviving and becoming a wholly-owned direct Subsidiary of the Parent Guarantor;

WHEREAS, the Administrative Agent, the Lenders, the Israeli Guarantor and the Borrower entered into a Waiver and Consent Agreement, dated as of November 10, 2019 (the “Waiver”), pursuant to which, among other things, the Administrative Agent and the Lenders have agreed to consent to the consummation of the transactions contemplated in the Merger Agreement (collectively, the “Menlo Merger Transactions”) subject to the conditions set forth herein and therein; and

WHEREAS, the parties hereto are willing, on the terms and subject to the conditions set forth herein, to amend and restate the Existing Credit Agreement and modify certain terms thereof to, among other things, fulfill certain conditions precedent set forth in the Waiver.

NOW, THEREFORE, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety to read as follows:

Section 1.
DEFINITIONS

1.01         Certain Defined Terms As used herein, the following terms have the following respective meanings:

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a tender offer, amalgamation, consolidation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (i) acquires all or substantially all of the assets of any other Person, (ii) acquires all or substantially all of a business line or unit or division of any other Person, (iii) with respect to any other Person that is managed or governed by a Board, acquires control of Equity Interests of such other Person representing more than fifty percent (50%) of the ordinary voting power (determined on a fully-diluted basis) for the election of directors of such Person’s Board, or (iv) acquires control of more than fifty percent (50%) of the Equity Interests in any other Person (determined on a fully-diluted basis) that is not managed by a Board.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Adverse Regulatory Event” means the occurrence of any of the following events or circumstances:

(a)       (i) the failure of any Obligor or any of its Subsidiaries to hold, directly or through licensees or agents, all Regulatory Approvals necessary or required for such Obligor or any such Subsidiary to conduct its respective operations and businesses, including all Product Commercialization and Development Activities; or (ii) the failure of any such necessary or required Regulatory Approval to be valid or otherwise effective and in full force and effect for purposes of conducting such operations and businesses, including all Product Commercialization and Development Activities;

(b)       (i) the failure of any Obligor or any of its Subsidiaries to make or file with the FDA or any other applicable Regulatory Authority any required notice, registration, listing, supplemental application or notification or report, including any field alert or other report of any adverse experience (each a “Regulatory Filing”), with respect to any Product or any Product Commercialization and Development Activity; or (ii) if filed, the failure of any such Regulatory Filing (at the time of such filing) to be materially complete, correct and in compliance with the applicable Law requiring such Regulatory Filing to be made;

(c)       in connection with any clinical, preclinical, safety or other studies or tests being conducted by (or on behalf of) any Obligor or any of its Subsidiaries for purposes of obtaining regulatory clearance of, or any Regulatory Approval for, any Product or any Product Commercialization and Development Activities (i) the failure of any clinical, pre-clinical, safety or other required trial, study or test to be conducted in material compliance with any applicable Law or Regulatory Approval and in accordance with any applicable Product Standard; (ii) the failure of any related clinical trial site to be monitored in material compliance with all applicable Laws, Regulatory Approvals and Product Standards; or (iii) the receipt by any Obligor or any of its Subsidiaries of written notice from the FDA or any other Regulatory Authority requiring the termination or suspension of any such clinical, preclinical, safety or other study or test;

(d)       any Obligor or any of its Subsidiaries or, to the knowledge of any Obligor, any agent, supplier, licensor or licensee of any Obligor or any of its Subsidiaries, receives any warning letter or notice or similar document with respect to any Product or any Product Commercialization and Development Activities from any Regulatory Authority that asserts (i) that such Person lacks a required Regulatory Approval with respect to such Product or Product Commercialization and Development Activity; or (ii) a material lack of compliance with any applicable Laws, Product Standards or Regulatory Approvals (or any similar order, injunction or decree);

(e)       any Obligor or any of its Subsidiaries is notified in writing that a Regulatory Authority has commenced any regulatory action, with respect to any Product or any Product Commercialization and Development Activities; or

(f)       with respect to any Product or Product Commercialization and Development Activity, (i) any product recall, safety alert, correction, withdrawal, marketing suspension or removal, or any closure or suspension of any related manufacturing facility or operation, in each case whether voluntary or involuntary, is mandated, conducted, undertaken or issued, as the case may be, at the request, demand or order of any Regulatory Authority; (ii) any Regulatory Authority commences any criminal, injunctive, seizure, detention or civil penalty action; or (iii) any Obligor or any of its Subsidiaries enters into any consent decree, plea agreement or other settlement with any Regulatory Authority with respect to any of the foregoing.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that with respect to any Lender, an Affiliate of such Lender shall include, without limitation, all of such Lender’s Related Funds.

“Agreement” has the meaning set forth in the preamble hereto.

“ANDA” means (i) (x) an abbreviated new drug application (as defined in the FD&C Act) and (y) any similar application or functional equivalent relating to any generic new drug application applicable to or required by any non-U.S. country, jurisdiction or Governmental Authority, and (ii) all supplements, amendments or other Regulatory Filings that may be filed with respect to any of the foregoing.

“Applicable Margin” means eight and one-quarter percent (8.25%), as such percentage may be increased pursuant to Section 3.02(b).

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender in substantially the form of Exhibit F.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bailee Letter” means a bailee letter substantially in the form of Exhibit N hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or any of its Subsidiaries incurs or otherwise has any obligation or liability, contingent or otherwise.

“BLA” means (i) (x) a biologics license application (as defined in the FD&C Act) to introduce, or deliver for introduction, a biologic product, including vaccines into commerce in the U.S., or any successor application or procedure and (y) any similar application or functional equivalent relating to biologics licensing applicable to or required by any non-U.S. country, jurisdiction or Governmental Authority, and (ii) all supplements, amendments or other Regulatory Filings that may be filed with respect to the foregoing.

“Board” means, with respect to any Person, the board of directors, or equivalent management or oversight body, of such Person and each committee thereof duly authorized to act on behalf of such board or equivalent body.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Party” has the meaning set forth in Section 14.03(b).

“Borrowing” means, as the context may require, either the borrowing of the Tranche 1 Loans on the Closing Date, the borrowing of the Tranche 2 Loans on the Tranche 2 Borrowing Date or the borrowing of the Tranche 3 Loans on the Tranche 3 Borrowing Date.

“Borrowing Date” means, as the context may require, either the Closing Date (for Tranche 1 Loans), the Tranche 2 Borrowing Date (for Tranche 2 Loans) and the Tranche 3 Borrowing Date (for Tranche 3 Loans).

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York, New York.

“Capital Lease Obligation” means, as to any Person, any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligation is required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of any property of any Person.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“cGMP” means (i) the FDA’s current good manufacturing practice, (ii) any similar or functionally equivalent guidelines or requirements applicable to, or required by, any non-U.S. jurisdiction or Governmental Authority and (iii) all amendments related to any of the foregoing.

“Change of Control” means an event or series of events (including any Acquisition) that causes or results in any of the following: (i) by any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by Contract or otherwise that, upon consummation, will result in its or their acquisition of or control over, voting stock of the Parent Guarantor representing thirty-five percent (35%) or more of the combined voting power of all voting stock of the Parent Guarantor; (ii) the Parent Guarantor fails to own, directly or indirectly, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of any of its Subsidiaries, free and clear of all Liens (except for Permitted Liens) unless otherwise permitted hereunder; or (iii) the sale of all or substantially all of the property or businesses of the Parent Guarantor, the Borrower and its Subsidiaries, taken as a whole; provided that any consolidation or merger effected exclusively to change the domicile of the Parent Guarantor and/or the Israeli Guarantor, as the case may be, or to form a holding company in which the shareholders of the Parent Guarantor immediately prior to such consolidation or merger own Equity Interests representing economic interests and voting power with respect to such redomiciled entity or holding company in the same proportions as their ownership of Equity Interests of the Parent Guarantor shall not constitute a Change of Control.

“Claim” means any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgment or other similar process, assessment or reassessment, whether made, converted or assessed in connection with a debt, liability, dispute, breach, failure or otherwise.

“Closing Date” means July 29, 2019.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any asset or property in which a Lien is purported to be granted under any Loan Document, including future acquired or created assets or property (or all such assets or property, as the context may require).

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower on the applicable Borrowing Date in accordance with the terms and conditions of this Agreement, which commitments are in the amounts set forth opposite such Lender’s name on Schedule 1 hereto, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise; provided that the aggregate unused Commitments of all Lenders on the Effective Date equal $15,000,000.

“Commodity Account” means any commodity account, as such term is defined in Section 9-102 of the NY UCC.

“Competitor” means any Person that is principally in the business of research and development or commercialization activities, in each case, in respect of drug candidates or products for the treatment of dermatological conditions.

“Compliance Certificate” has the meaning set forth in Section 8.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Copyright Security Agreement” means a copyright security agreement substantially in the form of Exhibit K hereto.

“Contract” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement, indenture, instrument or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise).

“Control” means, in respect of a particular Person, the possession by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” (and similar derivatives) have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.18(a)(i).

“Copyright” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof, and all other rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“CSR” means any Equity Interest issued in connection with or pursuant to that certain Contingent Stock Rights Agreement (as defined in the Merger Agreement).

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Deposit Account” means any deposit account, as such term is defined in Section 9-102 of the NY UCC.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of comprehensive Sanctions.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable upon exercise or otherwise), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred and eighty (180) days after the scheduled Maturity Date; provided that, if such Equity Interests are issued pursuant to any plan for the benefit of directors, officers, employees or consultants of such Person or by any such plan to such directors, officers, employees or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Person upon the death, disability, retirement or termination of employment or service of such director, officer, employee or consultant.

“Dollars” and “$” means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is incorporated, formed or organized under the laws of the United States, any state of the United States or the District of Columbia.

“Draw Fee” means a fee payable on each Borrowing Date in an amount equal to one percent (1.0%) of the aggregate principal amount of all Loans made on such Borrowing Date, which fee shall be shared by the Lenders in accordance with their respective Proportionate Shares.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in Section 6.01 hereof.

“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any investment fund that invests in loans or other obligations for borrowed money, (vi) with respect to any Lender, any of its Affiliates, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided that the term “Eligible Transferee” shall not include (x) any hedge fund or private equity fund that principally invests in distressed debt (but may include any Affiliated fund or Person that does not principally invest in distressed debt), and (y) any Competitor of the Parent Guarantor or the Israeli Guarantor or principal equity investor in any such Competitor of the Parent Guarantor or the Israeli Guarantor.

“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree, whether U.S. or non-U.S., relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations, whether U.S. or non-U.S., related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interests” means, with respect to any Person (an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, and all debt or other securities (including warrants, options and similar rights) directly or indirectly exchangeable, exercisable or otherwise convertible into, such issuer’s capital stock, whether now outstanding or issued after the Closing Date, and in each case however designated and whether voting or non-voting.

“Equivalent Amount” means, with respect to an amount denominated in a single currency, the amount in another currency that could be purchased by the amount in the former currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, the Parent Guarantor, any of its Subsidiaries, and any Person under common control, or treated as a single employer, with the Parent Guarantor or any of its Subsidiaries, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (iii) a withdrawal by any ERISA Affiliate from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any ERISA Affiliate of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by any ERISA Affiliate to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any ERISA Affiliate; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which the Parent Guarantor or any of its Subsidiaries may be directly or indirectly liable; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any ERISA Affiliate may be directly or indirectly liable; (xiv) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against the Parent Guarantor or any of its Subsidiaries in connection with any such plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xvii) the imposition of any Lien (or the fulfillment of the conditions for the imposition of any Lien) on any of the rights, properties or assets of any ERISA Affiliate, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (xviii) the establishment or amendment by the Parent Guarantor or any of its Subsidiaries of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would materially increase the liability of any Obligor.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means, as of any date of determination, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Reuters screen at or about 11:00 a.m. (New York City time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Administrative Agent.

“Excluded Account” means, collectively, (i) accounts used exclusively for payroll, the withheld employee portion of payroll taxes and other employee wage and benefit payments, (ii) merchant accounts (including, but not limited to, accounts in respect of Square, PayPal and Stripe), (iii) accounts constituting cash collateral accounts subject to Liens permitted pursuant to Section 9.02(l), (iv) accounts with financial institutions in Israel and (v) to the extent deposits are made in accordance with Section 8.18(b), the Wells Fargo Rebate Account.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), (iv) any U.S. federal withholding Taxes imposed under FATCA and (v) any Taxes payable in connection with the Warrant Certificates or Warrant Obligations (excluding Israeli VAT, if applicable). For clarity, under no circumstance shall any Israeli VAT or Israeli withholding Tax be considered an Excluded Tax.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Warrant Certificate” means, as the context may require, either of the Warrant Certificates delivered to a Lender on the Closing Date and, as either such Warrant Certificate may have been amended, amended and restated, supplemented or otherwise modified from time to time thereafter at any time prior to the Effective Date.

“Expense Deposit” means the cash deposit referenced in the Proposal Letter.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Federal Funds Effective Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (ii) zero percent (0%).

“Finacea IP” means the patents in the FDA’s “Orange Book” for Finacea.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Form 10 Deliverables” has the meaning set forth in Section 8.18(c).

“FSHCO” means a Subsidiary that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more CFCs.

“FMX101” means NDA 212379 (minocycline hydrochloride foam, 4%) for the treatment of inflammatory lesions of non-nodular moderate to severe acne vulgaris.

“FMX101 Manufacturing Contract” means one or more definitive Contracts entered into by the Parent Guarantor, the Israeli Guarantor or one of their Subsidiaries and one or more third parties for the commercial supply and manufacture of FMX101.

“FMX103” means 1.5% minocycline hydrochloride foam for the treatment of moderate to severe papulopustular rosacea.

“FMX Product” means, as the context may require, either FMX101 or FMX103.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination; provided that all references to “GAAP” used herein shall be to GAAP applied consistently with the principles used in the preparation of the financial statements delivered pursuant to Section 6.01(e)(i) of the Existing Credit Agreement.

“GLP” means (i) the FDA’s good laboratories practices in respect of laboratory tests, animal studies, formulation studies and the like, (ii) any similar or functionally equivalent guidelines or requirements applicable to, or required by, any non-U.S. jurisdiction or Governmental Authority and (iii) all amendments related to the foregoing.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, exemption, filing or notice that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, territory, county, city or other political subdivision of any country, in each case whether U.S. or non-U.S.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C executed by any entity that, pursuant to Section 8.12, is required to become a “Subsidiary Guarantor”.

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Guarantors” means the Parent Guarantor, the Israeli Guarantor and any Subsidiary Guarantors.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (i) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (ii) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Healthcare Laws” means, collectively, all Laws and Regulatory Approvals applicable to any Product, the ownership or use of any Product or the regulation of any Product Commercialization and Development Activities conducted by or on behalf of the Parent Guarantor or any of its Subsidiaries, whether U.S. or non-U.S., including, without limitation, (i) all Laws, rules and regulations promulgated or enforced by the FDA pursuant to the FD&C Act or any non-U.S. equivalents; (ii) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7); (iii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009; (iv) Sections 1128B(b) and 1877 of the Social Security Act, in each case as amended; (v) the FD&C Act, including all applicable Good Manufacturing Practice requirements addressed in the FDA’s regulations (e.g., for biological drugs 21 C.F.R. Parts 210 & 211, and 600 et seq.); (vi) 42 U.S.C. ch. 6A § 201 et seq.; (vii) all Laws and Regulatory Approvals with respect to the provision of Medicare and Medicaid programs or services (42 C.F.R. Chapter IV et seq.); (viii) 10 U.S.C. §§1071 – 1110(b); (ix) 5 U.S.C. §§ 8901 – 8914; and (x) any and all comparable U.S. and non-U.S. Laws and other applicable health care laws and regulations.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiary” means any Foreign Subsidiary that is not a Material Subsidiary.

“IND” means (i) (x) an investigational new drug application (as defined in the FD&C Act) that is required to be filed with the FDA before beginning clinical testing in human subjects, or any successor application or procedure, and (y) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any non-U.S. country, jurisdiction or Governmental Authority, and (ii) all supplements, amendments and other Regulatory Filings that may be filed with respect to the foregoing.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, in each case, to the extent they have not been repaid or otherwise terminated, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business not overdue by more than one hundred twenty (120) days), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, other than operating leases entered into in the ordinary course of business and any such license or other agreement for the purchase of goods, software and other intangibles, services or supplies in the ordinary course of business, (xiii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment on or in respect of any Disqualified Equity Interests of such Person, and (xiv) all other obligations required to be classified as indebtedness of such Person under GAAP; provided, that Indebtedness shall not include any obligation in respect of a trade payable, a commercial letter of credit supporting one or more trade payables or similar obligations to a trade creditor, in each case incurred in the ordinary course of business of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Information Certificate” means the Information and Collateral Certificate in substantially the form set forth in Exhibit G.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court, whether U.S. or non-U.S., or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“IntegriChain MSA” means the Master Subscription Agreement, dated as of August 19, 2019, between the Borrower and IntegriChain, Inc., as it may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted hereunder.

“Intellectual Property” means all Patents, Trademarks, Copyrights, and Technical Information, whether registered or not, U.S. or non-U.S., including (without limitation) all of the following: (i) applications, registrations, amendments and extensions relating to such Intellectual Property; (ii) rights and privileges arising under any applicable Law with respect to such Intellectual Property; (iii) rights to sue for or collect any damages for any past, present or future infringements of such Intellectual Property; and (iv) rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by the Parent Guarantor and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing between or among any party to such subordination agreement shall be subordinated to the prior payment in full in cash of all Obligations, such subordination agreement to be in substantially the form attached hereto as Exhibit J.

“Interest Period” means, with respect to any Borrowing, (i) initially, the period commencing on (and including) the Borrowing Date on which such Borrowing occurred and ending on (and including) the last day of the calendar month in which such Borrowing was made, and (ii) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the Maturity Date.

“Interest Rate” means for any Interest Period, the sum of (i) the Applicable Margin plus (ii) the greater of (x) the Reference Rate as of the second Business Day immediately preceding the first day of such Interest Period and (y) two and three-quarters percent (2.75%).

“Invention” means any novel, inventive or useful art, apparatus, method, process, machine (including any article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person: (i) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person; (ii) the making of any deposit with, or advance, loan, assumption of debt or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding one hundred eighty (180) days arising in connection with the sale of services, inventory or supplies by such Person in the ordinary course of business; (iii) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (iv) the entering into of any Hedging Agreement.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Israeli Fixed Charge Debenture” means the Israeli law debenture, dated as of the Closing Date, and as it may be amended, amended and restated, supplemented or otherwise modified from time to time, between the Israeli Guarantor and the Administrative Agent, creating an Israeli law fixed charge over the Israeli Guarantor’s Intellectual Property described therein in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Israeli Floating Charge Debenture” means the Israeli law floating charge debenture, dated as of the Closing Date, and as it may be amended, amended and restated, supplemented or otherwise modified from time to time, between the Israeli Guarantor and the Administrative Agent, creating an Israeli law floating charge over all of Israeli Guarantor’s assets (except for certain excluded assets described therein), in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Israeli Guarantee Law” has the meaning set forth in Section 13.02.

“Israeli Guarantor” has the meaning set forth in the preamble.

“Israeli Share Pledge” means the Israeli law share pledge, dated as of the Effective Date and as it may be amended, amended and restated, supplemented or otherwise modified from time to time, among Parent Guarantor and the Administrative Agent, which creates an Israeli law share pledge over 65% of Israeli Guarantor’s issued shares held by the Parent Guarantor, in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Israeli Security Agreements” means the Israeli Floating Charge Debenture, the Israeli Share Pledge and the Israeli Fixed Charge Debenture.

“Landlord Consent” means a landlord consent substantially in the form of Exhibit O hereto.

“Law” means any U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the preamble hereto.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Loan” means, as the context may require, any Tranche 1 Loan, Tranche 2 Loan or Tranche 3 Loan, and “Loans” means, collectively, any combination of the foregoing, as the case may be.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Proposal Letter, each Warrant Certificate, any Guarantee Assumption Agreement, the Information Certificate, the Intercompany Subordination Agreement and any other guaranty, subordination agreement, intercreditor agreement or other present or future document, instrument, agreement, certificate or other amendment, waiver or modification of the foregoing, delivered to the Administrative Agent or any Lender in connection with this Agreement or any of the other Loan Documents, in each case, as amended, amended and restated, supplemented or otherwise modified.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including reasonable and documented fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“MAB” has the meaning set forth in Section 8.17(b).

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate Commitments (and, if any such Commitments are terminated, the outstanding principal amount of the Loans made in respect of such Commitments prior to their termination) then in effect.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (i) the business, condition (financial or otherwise), operations, performance, property or assets of the Parent Guarantor and its Subsidiaries, taken as a whole, (ii) the ability of any Obligor to perform its obligations under the Loan Documents, as and when due, or (iii) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under any of the Loan Documents.

“Material Agreement” means (i) any Contract which is listed on Schedule 7.14, (ii) any other Contract to which the Parent Guarantor or any of its Subsidiaries is a party or a beneficiary from time to time, or to which any assets or properties of the Parent Guarantor or any of its Subsidiaries is bound, the absence or termination of which could reasonably be expected to result in a Material Adverse Effect, (iii) any FMX101 Manufacturing Contract to which the Parent Guarantor, the Israeli Guarantor or any of their respective Subsidiaries is a party from time to time, and (iv) without duplication, any other Contract to which the Parent Guarantor or any of its Subsidiaries is a party or a guarantor (or equivalent) whether existing as of the date hereof or in the future that (x) relates to any Product or any Product Commercialization and Development Activity of the Parent Guarantor or any of its Subsidiaries and (y) during any period of twelve (12) consecutive months is reasonably expected to (1) result in payments or receipts (including royalty, licensing or similar payments) made to the Parent Guarantor or any of its Subsidiaries in an aggregate amount in excess of $1,000,000, or (2) require payments or expenditures (including royalty, licensing or similar payments) to be made by the Parent Guarantor or any of its Subsidiaries in an aggregate amount in excess of $1,000,000.

“Material Indebtedness” means, at any time, any Indebtedness of the Parent Guarantor (excluding any intercompany Indebtedness by and among the Obligors and their respective Subsidiaries that is permitted hereunder) or any of its Subsidiaries, the outstanding principal amount of which, individually or in the aggregate, exceeds $1,000,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means, (i) all Obligor Intellectual Property listed on Schedule 7.05(c)(i), and (ii) all other Obligor Intellectual Property, whether currently owned or licensed, or acquired, developed or otherwise licensed or obtained after the date hereof (x) necessary for the Product Commercialization and Development Activities relating to any FMX Product or any other Product that, as of any date of determination, has generated sales or revenue in excess of $1,000,000 in the aggregate over the period of twelve (12) consecutive months ended immediately prior to such date of determination (or is reasonably expected by the Parent Guarantor to generate sales or revenue in excess of $1,000,000 in the aggregate over the period of twelve (12) consecutive months commencing with such date of determination), (y) the loss of which could reasonably be expected to result in a Material Adverse Effect or (z) that has a fair market value in excess of $1,000,000, as is determined in good faith by the Board or senior management of the Parent Guarantor in its reasonable business judgment.

“Material Regulatory Event” means an Adverse Regulatory Event that (i) individually has resulted in, or could reasonably be expected to result in, a fine, penalty or Loss (including a loss of Net Revenue) in excess of $1,000,000 per occurrence or (ii) when taken together with each other Adverse Regulatory Event that has occurred since the Closing Date, has resulted in, or could reasonably be expected to result in, a fine, penalty or Loss (including a loss of Net Revenue) in excess of $2,000,000.

“Material Subsidiary” means any direct or indirect Subsidiary of the Parent Guarantor that, as of the end of any period of twelve (12) consecutive calendar months has either (i) individually, (x) in the ordinary course of business, generated total revenues constituting five percent (5%) or more of the total revenues of the Parent Guarantor and its Subsidiaries on a consolidated basis, or (y) total assets constituting five percent (5%) or more of the total assets of the Parent Guarantor and its Subsidiaries on a consolidated basis, or (ii) collectively with any other Subsidiaries of the Parent Guarantor (x) in the ordinary course of business, generated total revenues constituting ten percent (10%) or more of the total revenues of the Parent Guarantor and its Subsidiaries on a consolidated basis, or (y) total assets constituting ten percent (10%) or more of the total assets of the Parent Guarantor and its Subsidiaries on a consolidated basis.

“Maturity Date” means the earliest to occur of (x) July 29, 2024 and (y) the acceleration of the Obligations pursuant to Section 11.02, when used herein, the term “scheduled Maturity Date” means the date set forth in clause (x) above.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Menlo Merger Transactions” has the meaning set forth in the recitals hereto.

“Mortgage” means any mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or other document creating in favor of the Administrative Agent a Lien on any real property or any interest in real property, whether under U.S. Law or non-U.S. Law.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“NDA” means (i) (x) a new drug application (as defined in the FD&C Act) and (y) any similar application or functional equivalent relating to any new drug application applicable to or required by any non-U.S. country, jurisdiction or Governmental Authority, and (ii) all supplements, amendments and other Regulatory Filings that may be filed with respect to any of the foregoing.

“Net Cash Proceeds” means, (i) with respect to any Casualty Event experienced or suffered by the Parent Guarantor or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) including, without limitation, in the form of insurance proceeds or condemnation awards in respect of such Casualty Event, from time to time by or on behalf of such Person after deducting therefrom only (w) reasonable fees, costs and expenses related thereto incurred by the Parent Guarantor or such Subsidiary in connection therewith, (x) amounts required to be repaid on account of any Permitted Indebtedness (other than the Obligations) required to be repaid as a result of such Casualty Event, (y) amounts required to be reserved in accordance with GAAP for indemnities and against liabilities associated with the property damaged, destructed or condemned in such Casualty Event, and (z) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; and (ii) with respect to any Asset Sale by the Parent Guarantor or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person after deducting therefrom only (x) reasonable fees, costs and expenses related thereto incurred by the Parent Guarantor or such Subsidiary in connection therewith, (y) amounts required to be repaid on account of any Permitted Indebtedness (other than the Obligations) required to be repaid as a result of such Asset Sale, and (z) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; provided that, in each case of clauses (i) and (ii), costs and expenses shall only be deducted to the extent, that the amounts so deducted are (x) actually paid to a Person that is not an Affiliate of the Parent Guarantor or any of its Subsidiaries and (y) properly attributable to such Casualty Event or Asset Sale, as the case may be.

“Net Revenue” means, for any fiscal period, as applicable, (i) if the Parent Guarantor is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, the “net revenue” of the Parent Guarantor and its Subsidiaries, determined on a consolidated basis, generated during such fiscal period as a result of the sale of FMX Products in the U.S. to non-Affiliated third parties, and determined in accordance with GAAP and SEC requirements, or (ii) to the extent that the Parent Guarantor is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, the “net revenue” (or substantially similar term) of the Parent Guarantor and its Subsidiaries, determined on a consolidated basis, generated during such fiscal period as a result of the sale of FMX Products in the U.S. to non-Affiliated third parties, and determined in accordance with GAAP.

“Note” means a promissory note, in substantially the form of Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.03.

“NY UCC” means the UCC as in effect from time to time in New York.

“Obligations” means, all amounts, obligations, liabilities, covenants and duties of every type and description (including all Guaranteed Obligations and Warrant Obligations) owing by any Obligor to any Secured Party, any indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including reasonable and documented out-of-pocket fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligor Intellectual Property” means, at any time of determination, Intellectual Property owned by, licensed to or otherwise held by any Obligor at such time including, without limitation, the Intellectual Property listed on Schedule 7.05(c)(i).

“Obligors” means, collectively, the Borrower, the Guarantors and their respective successors and permitted assigns.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“One-Month LIBOR” means, with respect to any applicable Interest Period hereunder, the one-month London Interbank Offered Rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), as determined by the Administrative Agent from the appropriate Bloomberg or Telerate page selected by the Administrative Agent (or any successor thereto or similar source reasonably determined by the Administrative Agent from time to time), which shall be that one-month London Interbank Offered Rate for deposits in Dollars in effect two (2) Business Days prior to the first day of such Interest Period rounded up to the nearest one hundredth (1/100) of one percent.

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable, its certificate of incorporation, by-laws, articles of association, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(h)).

“Parent Guarantor” has the meaning set forth in the preamble.

“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(g).

“Patent Security Agreement” means a patent security agreement substantially in the form of Exhibit L hereto.

“Patents” means all patents and patent applications, whether U.S. or non-U.S., including (i) the Inventions and improvements described and claimed therein, (ii) the reissues, divisions, continuations, renewals, extensions, and continuations in part thereof, and (iii) all income, royalties, damages and payment now or hereafter due and payable with respect thereto, (iv) all damages and payment for past or future infringements thereof, and rights to sue thereof, (v) all rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Patriot Act” has the meaning set forth in Section 14.19.

“Payment Date” means (i) the last day of each Interest Period (provided that if such last day of any Interest Period is not a Business Day, then the Payment Date shall be the next succeeding Business Day) and (ii) the Maturity Date.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Parent Guarantor or any of its Subsidiaries, whether by purchase, merger or otherwise, of (i) all or substantially all of the assets of any Person, (ii) more than fifty percent (50%) of all Equity Interests of any Person (determined on a fully diluted basis), or (iii) an entire business line or unit or division of any Person; provided that:

(a)       immediately prior to, and after giving effect to such Acquisition, no Default shall have occurred and be continuing or could reasonably be expected to result therefrom;

(b)       all transactions in connection therewith shall be consummated in all material respects in accordance with all applicable Laws and in conformity with all applicable Governmental Approvals;

(c)       in the case of an Acquisition of Equity Interests of any Person, all of such Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to any applicable Law) shall be owned by the Parent Guarantor or a wholly-owned, direct or indirect Subsidiary of the Parent Guarantor, and, in the event of an Acquisition that results in the creation or acquisition of a new Subsidiary of the Parent Guarantor, the Parent Guarantor shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Parent Guarantor, each of the actions set forth in Section 8.12(a), if applicable;

(d)       such Person (in the case of an Acquisition of Equity Interests of such Person) or assets (in the case of an Acquisition of assets or a division of such Person) shall be engaged or used, as the case may be, in businesses or lines of business that would be permitted pursuant to Section 9.04;

(e)       on a pro forma basis after giving effect to such Acquisition, the Parent Guarantor and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10;

(f)       to the extent that the purchase price for any such Acquisition is paid in cash, the amount thereof, when taken together with the purchase price paid in cash for all other Acquisitions consummated or effected since the Closing Date, does not exceed $2,000,000 in the aggregate (or the Equivalent Amount thereof);

(g)       to the extent that the purchase price for any such Acquisition is paid in Equity Interests, all such Equity Interests shall be Qualified Equity Interests;

(h)       the fair market value of the total consideration to be paid in connection with such Acquisition, when taken together with the fair market value of consideration paid in connection with all other Permitted Acquisitions consummated or effected since the Closing Date (inclusive of all cash, deferred purchase price payments, whether in respect of earn-out payments, post-closing adjustments, payments on “seller notes” or otherwise, to the extent actually paid), could not reasonably be expected to exceed $5,000,000 in the aggregate;

(i)       promptly upon request by any Lender in the case of any such Acquisition that has a purchase price in excess of $1,000,000 (whether paid in cash, securities or other property), the Borrower shall provide the Administrative Agent and the Lenders with (i) a copy of the draft purchase agreement related to the proposed Acquisition, (ii) any available quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period ending forty-five (45) days immediately prior to such Acquisition, including any audited financial statements that are available, (iii) any other information reasonably requested by the Administrative Agent or the Lenders and available to the Obligors, and (iv) a certificate of a Responsible Officer of the Borrower (prepared in reasonable detail), certifying that such proposed Acquisition complies with the requirements of this definition;

(j)       the Borrower shall have provided the Administrative Agent and the Lenders with at least twenty (20) Business Days’ prior written notice of any such proposed Acquisition, together with summaries, prepared in reasonable detail, of (x) all due diligence conducted by or on behalf of the Borrower or its applicable Subsidiary, as applicable, prior to such Acquisition, and (y) any contingent liabilities or prospective research and development costs associated with the Person, business or assets being acquired; and

(k)       neither the Parent Guarantor nor any of its Subsidiaries shall, in connection with (and upon giving effect to) any such Acquisition, assume or remain liable with respect to, or be subject to (x) any Indebtedness of the related seller or the business, Person or properties acquired, except to the extent permitted pursuant to Section 9.01, (y) any Lien on any business, Person or assets acquired, except to the extent permitted pursuant to Section 9.02, or (z) to the extent not in excess of $250,000 in respect of any individual Acquisition or $1,000,000 in the aggregate for all Acquisitions since the Closing Date, any other liability (including Tax, ERISA and environmental liabilities).

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof having maturities of not more than thirty-six (36) months, (ii) commercial paper maturing no more than two hundred and seventy (270) days after the date of its creation and with a rating of A1 / P1 from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) time deposits with, or insured certificates of deposit or banker’s acceptances of, any commercial bank that (x) is organized under the laws of the United States or is the principal banking subsidiary of a bank holding company organized under the laws of the United States and is a member of the Federal Reserve System and (y) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than thirty-six (36) months, provided that FDIC insured certificates of deposit shall not be subject to the capital and surplus requirements in clause (y) above, and (iv) any money market funds that has substantially all of its assets continuously in the types of investments described in clauses (i), (ii) or (iii) above.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the Parent Guarantor and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, (iii) have an applicable interest rate or equivalent yield that exceeds the interest rate or equivalent yield of the Indebtedness being refinanced, (iv) contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of the Indebtedness being refinanced and (v) after giving effect to such refinancing, extension, renewal or replacement, no Default shall have occurred (or could reasonably be expected to occur) as a result thereof.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Date” has the meaning set forth in Section 3.03(a)(i).

“Prepayment Premium” means with respect to any prepayment of any outstanding principal amount of the Loans pursuant to Sections 3.03(a) or 3.03(b) occurring (i) prior to the first anniversary of the Closing Date, an amount equal to ten percent (10.0%) of the aggregate outstanding principal amount of the Loans being prepaid; (ii) at any time on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, an amount equal to eight percent (8.0%) of the aggregate outstanding principal amount of the Loans being prepaid; (iii) at any time on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, an amount equal to four percent (4.0%) of the aggregate outstanding principal amount of the Loans being prepaid; and (iv) at any time on or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, an amount equal to two percent (2.0%) of the aggregate outstanding principal amount of the Loans being prepaid. No Prepayment Premium shall be due or payable on or in respect of any prepayments made on or after the fourth anniversary of the Closing Date.

“Prepayment Price” has the meaning set forth in Section 3.03(a)(i).

“Product Authorizations” means, with respect to any Product or any Product Commercialization and Development Activities, all applicable ANDAs, NDAs, BLAs, INDs and similar applications, approvals, clearances, registrations and authorizations of (or required by) any Regulatory Authority, whether U.S. or non-U.S.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of (i) research, development, manufacturing, quality compliance, use, sale, licensing, importation, exportation, shipping, storage, handling, designing, labeling, marketing, promotion, supply, dispensing, distribution, testing, packaging, purchasing or other commercialization activity, (ii) receipt of payment or other remuneration in respect of any of the foregoing (including, without limitation, in respect of licensing, royalty or similar payments) or (iii) any similar or other activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all books, records, lists, ledgers, files, manuals, Contracts, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques and other know-how, that is necessary or useful for any Product Commercialization and Development Activities relating to such Product, including (i) branding materials, packaging and other trade dress, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information, (ii) clinical data, information included or supporting any Regulatory Approval, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (iii) litigation and dispute records, and accounting records; (iv) all documents, records and files relating to Intellectual Property, including all correspondence from and to third parties (including Intellectual Property counsel and patent, trademark and other intellectual property registries, including the U.S. Patent & Trademark Office), and (v) all other information, techniques and know-how necessary or required in connection with the Product Commercialization and Development Activities for any Product.

“Product Standard” means any safety, quality or other specification and standard applicable by Law to any Product or Product Commercialization and Development Activities, including cGMP, GLP and any other pharmaceutical, biological and other standard promulgated by any Standard Body or Regulatory Authority.

“Products” means (i) those pharmaceutical or biological products set forth on Schedule 7.05(b) and (ii) any other pharmaceutical or biological products, whether now in existence or hereafter created or acquired, and whether in clinical development or being distributed, manufactured, licensed, marketed or otherwise commercialized (including any in-licensed product) by any Obligor or any of its Subsidiaries.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Proportionate Share” means, with respect to each Lender, the percentage obtained by dividing (i) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Proposal Letter” means the Proposal Letter, dated May 17, 2019, between the Israeli Guarantor and Perceptive Advisors LLC (as supplemented by the outline of proposed terms and conditions attached thereto).

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any ERISA Affiliate or to which any ERISA Affiliate has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means any Mortgage, Landlord Consent or any other real property security document, registration, recordation, filing, instrument or approval required, entered into or recommended to grant, perfect, and otherwise render enforceable Liens in real property in favor of the Secured Parties for purposes of securing the Obligations.

“Recipient” means any Lender, the Administrative Agent and any other recipient of any payment to be made by or on account of any Obligation, as applicable.

“Reference Rate” means One-Month LIBOR; provided that if One-Month LIBOR can no longer be determined by the Administrative Agent (in its sole discretion) or the Governmental Authority having jurisdiction over the quotation or determination of London Interbank Offered Rates ceases to supervise, sanction or publish such rates for purposes of interest rates on loans, then the Administrative Agent and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to One-Month LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable, and notwithstanding anything to the contrary set forth in Section 14.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from any Lenders having at such time in excess of twenty-five percent (25%) of the aggregate Commitments (and, if any such Commitments are terminated, the outstanding principal amount of the Loans made in respect of such Commitments prior to their termination) then in effect stating that such Lenders object to such amendment; provided, further that until such alternate rate of interest is agreed upon by the Administrative Agent and the Borrower, the Reference Rate for purposes hereof and of each other Loan Document shall be the “Wall Street Journal Prime Rate” as published and defined in The Wall Street Journal.

“Referral Source” has the meaning set forth in Section 7.07(b).

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approval” means any Governmental Approval, Product Authorization or Product Standard, whether U.S. or non-U.S., that is required, pursuant to any Healthcare Law, to be held or maintained by, or for the benefit of, the Parent Guarantor or any of its Subsidiaries with respect to any Product, the ownership, use or control of any Product or any Product Commercialization and Development Activities.

“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that is concerned with or has regulatory or supervisory oversight with respect to any Product or any Product Commercialization and Development Activities relating to any Product, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.

“Regulatory Filing” has the meaning set forth in clause (b) of the definition of “Adverse Regulatory Event”.

“Related Fund” means, with respect to any Lender, a fund which is managed or advised by the same investment manager or investment adviser as such Lender or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of such Lender.

“Related Parties” has the meaning set forth in Section 14.16.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer and similar officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of the Parent Guarantor or any of its Subsidiaries, any payment of interest, principal or fees in respect of any Indebtedness owed by the Parent Guarantor or any of its Subsidiaries to any holder of any Equity Interests of the Parent Guarantor or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Parent Guarantor or any of its Subsidiaries, or any option, warrant or other right to acquire any such Equity Interests of the Parent Guarantor or any of its Subsidiaries.

“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Parent Guarantor or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its properties or assets (other than (x) customary provisions in Contracts (including without limitation leases and licenses of Intellectual Property) restricting the assignment thereof and (y) restrictions or conditions imposed by any Contract governing secured Permitted Indebtedness permitted under Section 9.01(g), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (ii) the ability of the Parent Guarantor or any of its Subsidiaries to make Restricted Payments with respect to any of their respective Equity Interests or to make or repay loans or advances to the Parent Guarantor or any of its Subsidiaries or such other Obligor or to Guarantee Indebtedness of the Parent Guarantor or any of its Subsidiaries thereof or such other Obligor.

“Sanctions” means any economic sanctions administered or enforced by the United States Government (including, without limitation, OFAC), the State of Israel, the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or any other applicable sanctions authority.

“Secured Party” means each Lender, the Administrative Agent, each other Indemnified Party, any other holder of any Obligation, and any of their respective permitted transferees or assigns.

“Securities Account” means any securities account, as such term is defined in Section 8-501 of the NY UCC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Security Documents” means, collectively, the U.S. Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, the Israeli Security Agreements, each Bailee Letter and each other security agreement, control agreement, financing statement, registration, recordation, filing, instrument or approval required, entered into or recommended to grant, perfect, and otherwise render enforceable Liens in favor of the Secured Parties for purposes of securing the Obligations.

“Short-Form IP Security Agreements” means each Copyright Security Agreement, each Patent Security Agreement and each Trademark Security Agreement entered into by one or more Obligors in favor of the Secured Parties, each as amended, amended and restated, supplemented, modified or replaced from time to time.

“Solvent” means, with respect to (A) the Parent Guarantor, as of any date of determination, that (i) it is able to pay its debts when due, whether or not the maturity date therefor has arrived or (ii) the value of its assets exceeds its obligations (including future and contingent obligations), or (B) any other Person at any time, that (i) the present fair saleable value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, and (iii) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Standard Body” means any of the organizations that create, sponsor or maintain safety, quality or other standards, whether U.S. or non-U.S., including ISO, ANSI, CEN and SCC and the like.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more direct or indirect subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Guarantor.

“Subsidiary Guarantor” means, after the date hereof, each Subsidiary of the Parent Guarantor that becomes, or is required to become, a “Subsidiary Guarantor” pursuant to Section 8.12.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), VAT, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all Product Related Information and all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any ERISA Affiliate or to which any ERISA Affiliate has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademark Security Agreement” means a trademark security agreement substantially in the form of Exhibit M hereto.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including (i) all renewals of trademark and service mark registrations, (ii) all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and (iii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill of the business connected with the use thereof.

“Tranche 1 Loan” has the meaning set forth in the first recital hereto.

“Tranche 2 Borrowing Date” means the date on which the Tranche 2 Loans are made pursuant to the terms and conditions hereof.

“Tranche 2 Loan” has the meaning set forth in the first recital hereto.

“Tranche 3 Borrowing Date” means the date on which the Tranche 3 Loans are made pursuant to the terms and conditions hereof.

“Tranche 3 Loan” has the meaning set forth in the first recital hereto.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is a party as of the date hereof (or becomes a party any time after the date hereof), and each transaction contemplated thereby, including the making of the Loans, the creation of Liens, and the Menlo Merger Transactions, together with the payment of fees, costs and expenses incurred herewith and therewith.

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means that certain Amended and Restated Security Agreement, dated as of the date hereof, and as it may be further amended, amended and restated, supplemented or otherwise modified from time to time, among the Obligors and the Administrative Agent, granting a security interest in such Obligors’ personal property in favor of the Administrative Agent, for the benefit of the Secured Parties.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Waiver” has the meaning set forth in the recitals hereto.

“Warrant Certificate” means any of the Existing Warrant Certificates, as amended and restated as of the Effective Date, issued and delivered by the Parent Guarantor pursuant to Section 6.01(g) (and substantially the form of Exhibit H hereto), in each case as further amended, replaced or otherwise modified after the Effective Date pursuant to the terms thereof.

“Warrant Obligations” means all Obligations of the Parent Guarantor arising out of, under or in connection with the Warrant Certificates.

“Wells Fargo Rebate Account” means the FBO (“for the benefit of”) deposit account established (or to be established) by the Borrower at Wells Fargo & Company (or one of its Affiliates) in connection with the IntegriChain MSA.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Withholding Agent” means the Parent Guarantor, any other Obligor and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02          Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP; provided that, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Parent Guarantor and its Subsidiaries shall be construed without giving effect to Accounting Standards Codification 842, Leases (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement) would be required to be treated as a capital lease thereunder where such lease (or arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of such Accounting Standards Codification. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Parent Guarantor and its Subsidiaries, in each case without duplication. If the Borrower requests an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in each case, occurring after the date of this Agreement, then the Lenders and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Lenders and Borrower after such change or issuance conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance.

1.03          Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a)               the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b)               words importing gender include all genders;

(c)               any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d)               any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e)               references to days, months and years refer to calendar days, months and years, respectively;

(f)                all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g)               the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h)               the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or property;

(i)                 accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP;

(j)                 where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly; and

(k)               references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall be deemed to be a Lien for the benefit of the Secured Parties;

(l)                 references to any Law shall include all statutory and regulatory provisions amending, consolidating, replacing, supplementing or interpreting such Law from time to time; and

(m)             any reference to insolvency, bankruptcy, liquidation, receivership, administration, reorganization, dissolution, winding-up, relief of debtors, or similar proceedings hereunder shall also include proceedings under the laws of the jurisdiction in which a company or corporation is incorporated or any jurisdiction in which a company or corporation carries on business, including the seeking of or decision relating to: (i) liquidation, winding-up, reorganization, dissolution, administration, arrangement, freeze order (“hakpa’at halichim”), as such term is understood under the Israeli Companies Law, 1999 (the “Israeli Companies Law”); (ii) rehabilitation proceedings (“halichei havra’ah”), as such term is understood under the Israeli Companies Law; (iii) the appointment of an authorized functionary (“baal tafkid”), as such term is understood under the Israeli Companies Law; (iv) adjustment, protection from creditors, relief of debtors, an order for commencing proceedings (“Tzav Ptichat Halichim”), an order for financial rehabilitation (“Tzav Shikum Calcali”); or (v) the recognition of a foreign proceeding with respect to an insolvency of a company (“Hakara be Halich Zar”), as such terms are understood under the Israeli Insolvency and Rehabilitation Law, 2018.

Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

If any obligation to pay any amount pursuant to the terms and conditions of any Loan Document falls due on a day which is not a Business Day, then such required payment date shall be extended to the immediately following Business Day. For the purposes of calculations made pursuant to the terms of this Agreement or otherwise for purposes of compliance herewith, GAAP shall be deemed to treat operating leases in a manner consistent with their treatment under GAAP as in effect on the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

Section 2.
THE COMMITMENT and the loans

2.01          Loans.

(a)               On the terms and subject to the conditions of this Agreement, each Lender agrees to make (i) a Tranche 1 Loan to the Borrower, in a single Borrowing on the Closing Date, in an aggregate principal amount for all Lenders not to exceed $15,000,000, (ii) a Tranche 2 Loan to the Borrower, in a single Borrowing on the Tranche 2 Borrowing Date, in an aggregate principal amount for all Lenders not to exceed $20,000,000, and (iii) a Tranche 3 Loan to the Borrower, in a single Borrowing on the Tranche 3 Borrowing Date, in an aggregate principal amount for all Lenders not to exceed $15,000,000.

(b)               No amounts paid or prepaid with respect to any Loan may be reborrowed.

(c)               Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made to the Borrower will be denominated solely in Dollars and will be repayable solely in Dollars and no other currency.

2.02          Borrowing Procedures. At least three (3), but not more than five (5), Business Days prior to any proposed Borrowing Date (or at least one (1), but not more than five (5) Business Day(s) prior to the Borrowing on the Closing Date), the Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Notice, which notice, if received by the Administrative Agent on a day that is not a Business Day or after 10:00 A.M. (New York City time) on a Business Day, shall be deemed to have been delivered on the next Business Day.

2.03          Notes. If requested by any Lender, the Loan of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such promissory notes in the form attached hereto as Exhibit A. Any Note issued to a Lender shall bear the following legend:

“THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE BORROWER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE CHIEF FINANCIAL OFFICER OF THE BORROWER AT 520 U.S. HIGHWAY 22, SUITE 204, BRIDGEWATER, NJ 08807.”

2.04          Use of Proceeds. The Borrower shall use the proceeds of the Loans (i) for working capital and general corporate purposes and (ii) without duplication, the payment of fees, costs and expenses associated with this Agreement and the other Loan Documents.

2.05          [Reserved].

2.06          Tax Treatment. The Borrower and the applicable Lenders hereby acknowledge and agree that, for U.S. federal income tax purposes:

(a)               for an aggregate issue price of $15,000,000 made on the Closing Date, (i) the Lenders made the Tranche 1 Loans to the Borrower, (ii) the Israeli Guarantor sold to, and certain Lenders purchased from the Israeli Guarantor, the Existing Warrant Certificates and (iii) the Loans and Existing Warrant Certificates are, together, considered the issuance of an “investment unit” under U.S. Treasury Regulations Section 1.1273-2(h);

(b)               the fair market value and issue price of the Existing Warrant Certificates on the Closing Date (determined pursuant to Section 1.1273-2(h)(1) of the U.S. Treasury Regulations), was equal to $1,300,000; and

(c)               the fair market value and issue price of the Loans made on the Closing Date (determined pursuant to Section 1.1273-2(h)(1) of the U.S. Treasury Regulations) was equal to $13,700,000 (it being understood that the Loans were issued with original issue discount).

The Parent Guarantor, the Israeli Guarantor, the Borrower and the Lenders agree to report all U.S. federal income tax matters with respect to the issuance of the Loans, any Existing Warrant Certificate consistent with the provisions of this Section 2.06 unless otherwise required by applicable law.

Section 3.
PAYMENTS OF PRINCIPAL AND INTEREST

3.01          Repayments and Prepayments Generally; Application.

(a)               There will be no scheduled repayments of principal on the Loans prior to the fourth anniversary of the Closing Date.  Thereafter, on each Payment Date occurring prior to the scheduled Maturity Date, the Borrower shall make a payment on the Loans in an amount equal to one and one half percent (1.5%) of the aggregate principal amount of the Loans outstanding on the fourth anniversary of the Closing Date. On the Maturity Date the Borrower shall repay the entire remaining outstanding balance of the Loans in full and in cash.

(b)               The Borrower agrees that all amounts payable hereunder or under any other Loan Document, whether in respect of any Loans, fees, or interest accrued or accruing thereon, or any other Obligations, shall be paid solely in Dollars pursuant to the terms of this Section 3. Except as otherwise provided in this Agreement, proceeds of each payment (including each repayment and prepayment) by the Borrower on any Loans shall be (i) applied pro rata among the Tranche 1 Loans, the Tranche 2 Loans and the Tranche 3 Loans, and (ii) deemed to be made ratably to the Lenders in accordance with their respective Proportionate Shares.

3.02          Interest.

(a)               Interest Generally. The outstanding principal amount of the Loans, as well as the amount of all other outstanding Obligations, shall accrue interest at the Interest Rate. The Administrative Agent’s determination of the Interest Rate shall be binding on the Borrower, its Subsidiaries and the Lenders in the absence of manifest error.

(b)               Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall automatically increase by four hundred (400) basis points per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”). If any Obligation is not paid when due under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.

(c)               Interest Payment Dates. Accrued interest on the Loans shall be payable in cash, in arrears, on each Payment Date with respect to the most recently completed Interest Period, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate, or any accrued interest not paid on or before the Maturity Date, shall be payable from time to time in cash on demand by the Administrative Agent until paid in full.

3.03          Prepayments; Prepayment Premium.

(a)               Optional Prepayments.

(i)                 Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right to optionally prepay, in whole or in part, the outstanding principal amount of the Loans on any Business Day (a “Prepayment Date”) for an amount equal to the sum of (x) the aggregate principal amount of the Loans being prepaid, (y) the applicable Prepayment Premium on the principal amount of the Loans being prepaid and (z) any accrued but unpaid interest on the principal amount of the Loans being prepaid (such aggregate amount, the “Prepayment Price”).

(ii)              A notice of optional prepayment shall be effective only if received by the Administrative Agent by not later than 2:00 p.m. (New York City time) on a date not less than three (3), and not more than five (5), Business Days prior to the proposed Prepayment Date. Each notice of optional prepayment (x) shall specify the proposed Prepayment Date, the Prepayment Price and the principal amount to be prepaid and (y) may be conditional or contingent upon any event, including, but not limited to, a refinancing of the Loans.

(b)               Mandatory Prepayments. Upon the occurrence of any Casualty Event or Asset Sale (that is not otherwise permitted pursuant to Section 9.09) (other than any Casualty Event or Asset Sale the proceeds of which, when taken together with all proceeds (calculated without duplication) received (x) by the Israeli Guarantor and its Subsidiaries as a result of all other Casualty Events and Asset Sales since the Closing Date and (y) by the Parent Guarantor and its Subsidiaries as a result of all other Casualty Events and Asset Sales since the Effective Date, do not exceed $1,000,000 in the aggregate), the Borrower shall make a mandatory prepayment of the Loans in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by the Parent Guarantor or any of its Subsidiaries with respect to such Casualty Event or Asset Sale, as the case may be, with such amount of Net Cash Proceeds being allocated to the prepayment of principal, the payment of accrued and unpaid interest on such principal amount of the Loans being prepaid and the Prepayment Premium such that the full Prepayment Price applicable to such mandatory prepayment is paid with such Net Cash Proceeds; provided that, (i) notwithstanding the foregoing, in the event of any Asset Sale of the type described in any of clauses (e), (k) or (m) of Section 9.09, to the extent proceeds of any such Asset Sale exceeds $1,000,000 individually for any such Asset Sale or in the aggregate for all such Asset Sales, such excess proceeds shall not be excluded from the mandatory prepayment requirement set forth above in this clause (b), but such excess proceeds shall be available for application as described in clauses (ii) and (iii) below, (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, if, within five (5) Business Days following the occurrence of any such Casualty Event or Asset Sale, a Responsible Officer of the Borrower delivers to the Administrative Agent a notice to the effect that the Borrower or the applicable Subsidiary intends to apply the Net Cash Proceeds from such Casualty Event or Asset Sale, to repair, refurbish, restore, replace or rebuild the asset subject to such Casualty Event or Asset Sale, then such Net Cash Proceeds of such Casualty Event or Asset Sale may be applied for such purpose in lieu of such mandatory prepayment to the extent such Net Cash Proceeds of such Casualty Event or Asset Sale are actually applied for such purpose, and (iii) in the event that Net Cash Proceeds have not been so applied within one hundred and eighty (180) days following the occurrence of such Casualty Event or Asset Sale, the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to one hundred percent (100%) of the unused balance of such Net Cash Proceeds received by the Parent Guarantor or any of its Subsidiaries with respect to such Casualty Event or Asset Sale, as the case may be, with such amount of Net Cash Proceeds being allocated to the prepayment of principal, the payment of accrued and unpaid interest on such principal amount of the Loans being prepaid and the Prepayment Premium such that the full Prepayment Price applicable to such mandatory prepayment is paid with such Net Cash Proceeds.

(c)               Prepayment Premium. Without limiting the foregoing, whenever the obligation to pay the Prepayment Premium is in effect and payable pursuant to the terms hereof, such Prepayment Premium shall be payable on all repayments, payments and prepayments of the Loans, whether by optional or mandatory prepayment, acceleration or otherwise, including after the Maturity Date has occurred.

(d)               Application. Proceeds of any prepayment made pursuant to clauses (a) or (b) above shall be applied in the following order of priority, with proceeds being applied to a succeeding level of priority only if amounts owing pursuant to the immediately preceding level of priority have been paid in full in cash:

(i)                 first, to the payment of that portion of the Obligations payable to the Administrative Agent constituting fees, indemnities, costs, expenses and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03);

(ii)              second, to the payment of that portion of the Obligations payable to the Lenders constituting fees, indemnities, expenses and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03), ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)            third, to the payment of any accrued and unpaid interest and any fees then due and owing;

(iv)             fourth, to the payment of unpaid principal of the Loans;

(v)               fifth, to the payment of any Prepayment Premium then due and payable;

(vi)             sixth, to the payment in full of all other Obligations then due and payable to the Administrative Agent and the Lenders, ratably among them in proportion to the respective amounts described in this clause (vi) payable to them; and

(vii)          seventh, to the Borrower or such other Persons as may lawfully be entitled to or directed by the Borrower to receive the remainder.

Section 4.
PAYMENTS, ETC.

4.01          Payments.

(a)               Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the deposit account of the Administrative Agent designated by the Administrative Agent by notice to the Borrower, and (ii) not later than 2:00 p.m. (New York City time) on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).

(b)               Application of Payments. All such payments referenced in clause (a) above shall be applied as set forth in Section 3.03(d) above.

(c)               Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.02          Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable.

4.03          Set-Off.

(a)               Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Lenders and each of their Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b)               Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Administrative Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c)               Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Administrative Agent or any Lender, or the Administrative Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Section 5.
YIELD PROTECTION, ETC.

5.01          Additional Costs.

(a)               Changes in Law Generally. If, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or other Recipient or shall impose on a Lender (or its lending office) or other Recipient any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making or maintaining the Loans by an amount deemed in good faith by the Lender to be material, or to reduce the amount of any sum received or receivable by such Lender or other Recipient under this Agreement or any other Loan Document, or subject any Lender or other Recipient to any Taxes on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto by an amount reasonably deemed by such Lender in good faith to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender or other Recipient on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)               Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of any applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c)               Notification by Lender. Each Lender promptly shall notify the Borrower of any event of which it has knowledge, occurring after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error.

(d)               Delays. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs unless the Lender notifies the Borrower, within 90 days following the receipt by such Lender of its audited annual financial statements for the fiscal year in which such increased costs were incurred, of the change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor.

(e)               Other Changes. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02          Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement) the adoption of or any change in any applicable Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof, following which, if such Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the Prepayment Price applicable on such Prepayment Date in accordance with Section 3.03(a).

5.03          Taxes.

(a)               Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)               Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, in the case of Other Taxes paid by the Administrative Agent or any Lender, at the request of the Administrative Agent, timely reimburse such relevant Person for the payment of such Other Taxes.

(c)               Evidence of Payments. As soon as reasonably practicable after any payment of Taxes by the Borrower or by the Withholding Agent, as applicable, to a Governmental Authority pursuant to this Section 5.03, the Borrower or the Withholding Agent, as applicable, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)               Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e)               Indemnification by the Lender. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.05(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)                Status of Lenders.

(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Guarantor or the Borrower, as applicable, through the Administrative Agent, at the time or times reasonably requested by the Parent Guarantor or the Borrower, as applicable, such properly completed and executed documentation reasonably requested by the Parent Guarantor or the Borrower, as applicable, as will permit the Parent Guarantor or the Borrower, as applicable, and to the extent possible, by the Lenders to procure such authorizations as may be necessary to make such payments without withholding or at a reduced rate of withholding (and will, when possible, request only such documentation which imposes the least possible burden on the Lender). In addition, any Lenders shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Parent Guarantor or the Borrower, as applicable, or the Administrative Agent as will enable the Parent Guarantor or the Borrower, as applicable, or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (ii)(B), and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)              Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)             any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)               executed copies of IRS Form W-8ECI (or successor form);

(3)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

(4)               to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor forms), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by such applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D)             if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Recipient’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E)              to the extent legally permissible, on or prior to the date on which the Administrative Agent becomes a party to this Agreement and at the other time or times reasonably requested by the Borrower, the Administrative Agent shall (A) if the Administrative Agent is a U.S. Person, deliver to Borrower an IRS Form W-9 properly executed by the Administrative Agent, or (B) if the Administrative Agent is not a U.S. Person, deliver to Borrower the applicable IRS Form W-8 properly executed by the Administrative Agent and certifying the Administrative Agent’s exemption, if any, from U.S. withholding Taxes with respect to amounts payable under the Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)               Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)               Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(i)                 Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 6.
CONDITIONS PRECEDENT

6.01          Conditions to the Effective Date. The effectiveness of this Agreement, and the obligation of the Lenders to continue their Tranche 1 and Tranche 2 Loans hereunder, shall be subject to the execution and delivery of this Agreement by the parties hereto, and the prior or concurrent satisfaction (or waiver thereof by the Administrative Agent) of each of the conditions precedent set forth below in this Section 6.01 (the date such conditions are satisfied or waived, the “Effective Date”).

(a)               Menlo Merger Transactions. The Menlo Merger Transactions shall have been consummated, substantially concurrently with the execution of this Agreement, in all material respects in accordance with the Merger Agreement.

(b)               Secretary’s Certificate, Etc. The Administrative Agent shall have received from each Obligor (i) a copy of a good standing certificate, dated a date reasonably close to the Effective Date, for each such Person (other than the Israeli Guarantor) and (ii) a certificate, dated as of the Effective Date, duly executed and delivered by a Responsible Officer of such Person, as to: (x) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed and delivered by such Person and the Transactions to be entered by such Person and any documents and notices to be signed and/or dispatched by such Person under or in connection with any of the Loan Documents or in connection with the Transactions; (y) the incumbency and signatures of those of its officers, managing member or general partner or equivalent authorized to act with respect to each Loan Document and delivered by such Person; and (z) the full force and validity of each Organic Document of such Person and copies thereof; which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of a Responsible Officer of any such Person cancelling or amending the prior certificate of such Person. The resolutions of the Board of the Israeli Guarantor referred to the above in this clause (b) shall certify, pursuant to sections 256(d) and 282 of the Israeli Companies Law, that all approvals, as required under the Israeli Companies Law (including, without limitation, under sections 255, 270-272 and Section 277 thereof) and the Organic Documents of the Israeli Guarantor, have been duly obtained for, amongst other things, the Transactions.

(c)               Information Certificate. The Administrative Agent shall have received a fully completed Information Certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Effective Date, duly executed and delivered by a Responsible Officer of the Parent Guarantor, which is true and correct in all material respects as of such date. All documents and agreements required to be appended to the Information Certificate, if any, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the Obligors, and shall be in full force and effect.

(d)               Effective Date Certificate. The following statements shall be true and correct, and the Administrative Agent shall have received a certificate, dated as of the Effective Date, duly executed and delivered by a Responsible Officer of the Parent Guarantor representing, warranting and certifying that both immediately before and after giving effect to the consummation of any Transactions contemplated to occur on the Effective Date, (i) the representations and warranties made by the Parent Guarantor in the Merger Agreement as are material to the interests of the Administrative Agent and the Lenders are true and correct to the extent that a breach of any such representation or warranty would permit the Israeli Guarantor to terminate the Merger Agreement, (ii) the representations and warranties set forth in Sections 7.01, 7.02 and 7.03(ii) of this Agreement are, in each case, true and correct with respect to each of the Obligors, (iii) no Default has occurred and is continuing, or could reasonably be expected to result from the consummation of any Transactions contemplated to occur on the Effective Date, (iv) the condition set forth in Section 6.01(k) has been satisfied and (v) all of the documents required to be delivered by any Obligor pursuant to Section 6.01 have been delivered to the Administrative Agent (or its designee) (except (x) to the extent waived in writing by the Administrative Agent and (y) that an executed signature page of each such document delivered by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart thereof).

(e)               Solvency. The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit I, duly executed and delivered by the chief financial or accounting Responsible Officer of the Parent Guarantor, dated as of the Effective Date.

(f)                Security Documents. The Administrative Agent shall have received executed counterparts of the U.S. Security Agreement and the Israeli Share Pledge, each dated as of the Effective Date, duly executed and delivered by each applicable Obligor party thereto, together with:

(i)                 the delivery of certificates of Equity Interests evidencing 65.0% of the voting Equity Interests in the Israeli Guarantor that are required to be pledged under the U.S. Security Agreement, which certificates shall be accompanied by undated instruments of transfer duly executed by the Parent Guarantor in blank;

(ii)              a financing statement naming the Parent Guarantor as a debtor and the Administrative Agent as the secured party, or other similar instruments, registrations or documents, in each case suitable for filing, filed under the UCC (or equivalent law) of all jurisdictions as may be necessary to perfect the Liens of the Secured Parties pursuant to the U.S. Security Agreement;

(iii)            a copy of the Notice of Registration of Pledge (Form 1) duly executed by the Parent Guarantor in relation to the Israeli Share Pledge;

(iv)             all Short-Form IP Security Agreements to the extent required to be provided under the U.S. Security Agreement, each dated as of the Effective Date, duly executed and delivered by each applicable Obligor;

(v)               original copies of an undertaking by the Israeli Guarantor duly executed by the Israeli Guarantor in connection with the Israeli Share Pledge;

(vi)             copies of duly executed notices to charges (Form 10) in relation to the U.S. Security Agreement; and

(vii)          evidence satisfactory to the Administrative Agent that the Articles of Association of the Israeli Guarantor include substantially the following provision: “Notwithstanding anything to the contrary herein or in any shareholders’ agreement, the creation of a pledge over shares of the Company under a pledge agreement pursuant to the Amended and Restated Credit Agreement and Guaranty, dated as of March 9, 2020 among, inter alia, Foamix Pharmaceuticals Inc., the Company, Menlo Therapeutics Inc., Perceptive Credit Holdings II, LP, OrbiMed Royalty & Credit Opportunities III, LP, as may be amended from time to time, and the transfer of shares by way of realisation of such pledge, shall not require the approval of the Board of Directors of the Company or otherwise be restricted in any manner by these Articles”.

(g)               Lien Searches. The Administrative Agent shall be reasonably satisfied with (i) Lien searches regarding the Parent Guarantor and its Subsidiaries made within twenty (20) Business Days prior to the Effective Date and (ii) copies of an extract from the file of (a) the Israeli Guarantor from the Israeli Companies Registrar evidencing that there are no outstanding Liens over the Collateral owned by the Israeli Guarantor other than the Permitted Liens and (b) to the extent available, in relation to any Patents registered in Israel and owned by the Borrower, the Israeli Guarantor or the Parent Guarantor, an extract from the file of such Patents at the Israel Patent Registry evidencing that there are no outstanding Liens recorded over such Patents other than the Permitted Liens (such searches described in the foregoing clause (ii), the “Israeli Lien Searches”), in each case made within twenty (20) Business Days prior to the Effective Date.

(h)               Warrant Certificates. Each Lender shall have received an executed counterpart of its Warrant Certificate duly executed and delivered by the Parent Guarantor.

(i)                 Intercompany Subordination Agreement. The Administrative Agent shall have received executed counterparts of the Intercompany Subordination Agreement, duly executed and delivered by the Parent Guarantor and each of its Subsidiaries party thereto.

(j)                 Legal Opinions of Counsel. The Administrative Agent shall have received, dated as of the Effective Date and addressed to the Administrative Agent and the Lenders, from (a) Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Obligors and (ii) Herzog, Fox & Ne'eman, special Israeli counsel to the Obligors, each in form and substance reasonably satisfactory to the Administrative Agent.

(k)               Material Adverse Effect. No Material Adverse Effect (as defined in the Merger Agreement in effect as of date of the signing thereof) shall have occurred and be continuing which affects the business, financial performance or condition (financial or otherwise), operations (including the results thereof), assets, properties or prospects of the Parent Guarantor and its Subsidiaries, taken as a whole, since November 10, 2019.

(l)                 Anti-Terrorism Laws. The Administrative Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities and any Governmental Authority with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, at least three (3) Business Days prior to the Effective Date to the extent requested by the Administrative Agent at least seven (7) Business Days prior to the Effective Date.

(m)             Closing Fees, Expenses, Etc. The Administrative Agent shall have received for its account and the account of each Lender, all other fees, costs and expenses, if any, due and payable pursuant to Section 14.03, including all reasonable and documented closing costs and fees and all unpaid reasonable expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions contemplated to occur on the Effective Date in excess of the Expense Deposit (including the Administrative Agent’s and the Lenders’ reasonable and documented legal fees and expenses), to the extent invoiced at least two (2) Business Days prior to the Effective Date.

6.02          Conditions to the Borrowing of the Tranche 1 and Tranche 2 Loans. The Borrowing of the Tranche 1 Loans in the aggregate principal amount of $15,000,000 occurred on the Closing Date, and all conditions precedent applicable thereto were either satisfied or waived. The Borrowing of the Tranche 2 Loans in the aggregate principal amount of $20,000,000 occurred on December 18, 2019, and all conditions precedent applicable thereto were either satisfied or waived.

6.03          Conditions to the Borrowing of the Tranche 3 Loans. The obligation of each Lender to make its Tranche 3 Loan on the Tranche 3 Borrowing Date shall be subject to the satisfaction (or waiver) of the conditions set forth in Section 6.01, the delivery of a Borrowing Notice as required pursuant to Section 2.02, the delivery of a funds flow memorandum summarizing, in reasonable detail, the use of proceeds of the Tranche 3 Loans, and the prior or concurrent satisfaction (or waiver) of each of the conditions precedent set forth below in this Section 6.03.

(a)               Secretary’s Certificate, Etc.  The Administrative Agent shall have received from each Obligor (i) a copy of a good standing certificate, dated a date reasonably close to the Tranche 3 Borrowing Date, for each such Person (other than the Israeli Guarantor) and (ii) a certificate, dated as of the Tranche 3 Borrowing Date, duly executed and delivered by a Responsible Officer of such Person as to: (x) resolutions of each such Person’s Board then in full force and effect authorizing the Borrowing on the Tranche 3 Borrowing Date and any other Transactions to be consummated by such Person in connection with the Borrowing of the Tranche 3 Loans; and (y) the full force and validity of each Organic Document of such Person and (A) copies thereof or (B) a statement that copies thereof have not been amended or otherwise modified since the Effective Date; which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of a Responsible Officer of any such Person cancelling or amending the prior certificate of such Person. The resolutions of the Board of the Israeli Guarantor referred to the above in this clause (a) shall certify, pursuant to sections 256(d) and 282 of the Israeli Companies Law, that all approvals, as required under the Israeli Companies Law (including, without limitation, under sections 255, 270-272 and Section 277 thereof) and the Organic Documents of the Israeli Guarantor, have been duly obtained for, amongst other things, the Transactions contemplated to occur in connection with the Borrowing of the Tranche 3 Loans.

(b)               Tranche 3 Borrowing Certificate.  The following statements shall be true and correct, and the Administrative Agent shall have received a certificate, dated as of the Tranche 3 Borrowing Date, duly executed and delivered by a Responsible Officer of the Parent Guarantor representing, warranting and certifying that: (i) both immediately before and after giving effect to the Borrowing of the Tranche 3 Loans, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects, and (z) no Default has occurred and is continuing, or could reasonably be expected to result from the making of the Tranche 3 Loans being advanced, or the consummation of any Transactions contemplated to occur on the Tranche 3 Borrowing Date, and (ii) all of the conditions set forth in this Section 6.03 have been satisfied (except to the extent waived in writing by the Administrative Agent); provided that, with respect with respect to the representation, warranty and certification referenced in clauses (x) and (y) above relating to representations and warranties set forth in this Agreement or any other Loan Document, (1) references in such representations and warranties to “the Closing Date”, “the Effective Date” or “the date hereof” shall be deemed to be references to “the Tranche 3 Borrowing Date”, and (2) the Borrower may supplement the Schedules to this Agreement and the other Loan Documents as reasonably necessary in order for such certification to be true and correct on the Tranche 3 Borrowing Date; provided, further, that no such supplement shall be permitted in the event that the Administrative Agent reasonably determines that the circumstance or event necessitating such supplement was either (A) the result of the occurrence and continuance of a Default, or (B) constituted a Material Adverse Effect or (with respect to any supplement that does not reflect an action or transaction permitted by this Agreement), was otherwise materially adverse to the interests of the Lenders under the Loan Documents.

(c)               Delivery of Notes.  The Administrative Agent shall have received a Note in favor of each Lender for the Tranche 3 Loan being made by it on the Tranche 3 Borrowing Date, duly executed and delivered by a Responsible Officer of the Borrower.

(d)               Information Certificate.  The Administrative Agent shall have received a fully completed Information Certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Tranche 3 Borrowing Date, which is true and correct in all material respects as of such date, duly executed and delivered by a Responsible Officer of the Parent Guarantor; provided that the Parent Guarantor may supplement the Information Certificate delivered on the Effective Date as reasonably necessary in order for such certification to be true and correct in all material respects as of such date; provided, further, that no such supplement shall be permitted in the event that the Administrative Agent reasonably determines that the circumstance or event necessitating such supplement was either (A) the result of the occurrence and continuance of a Default, or (B) constituted a Material Adverse Effect or (with respect to any supplement that does not reflect an action or transaction permitted by this Agreement), was otherwise materially adverse to the interests of the Lenders under the Loan Documents.  All documents and agreements required to be appended to the Information Certificate, if any, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the Obligors, and shall be in full force and effect.

(e)               Minimum Net Revenue.  The Parent Guarantor and its Subsidiaries, determined on a consolidated basis, shall have generated Net Revenue in an aggregate amount not less than at $12,000,000 for the period of twelve (12) consecutive calendar months ended immediately prior to the Borrowing of the Tranche 3 Loans.

(f)                Lien Searches.  The Administrative Agent shall be satisfied with (i) bring down Lien searches regarding the Subsidiaries of the Parent Guarantor and (ii) the Israeli Lien Searches with respect to the Parent Guarantor and the Israeli Guarantor, in each case made within twenty (20) Business Days prior to the Borrowing of the Tranche 3 Loans.

(g)               Tranche 3 Borrowing Date. The Tranche 3 Borrowing Date shall have occurred on or before September 30, 2020.

(h)               Material Adverse Change.  No Material Adverse Change shall have occurred and be continuing in the business, financial performance or condition (financial or otherwise), operations (including the results thereof), assets, properties or prospects of the Parent Guarantor and its Subsidiaries, taken as a whole, since December 31, 2018.

(i)                 Satisfactory Legal Form.  All documents, including any attachments or appendices thereto, executed, delivered or submitted pursuant hereto by or on behalf of any Obligor or any of its respective Subsidiaries shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

(j)                 Fees, Expenses, Etc.  Each Lender shall have received its Proportionate Share of the Draw Fee payable in respect of the Borrowing of the Tranche 3 Loans, and the Administrative Agent shall have received for its account and the account of each Lender, all other fees, costs and expenses, if any, due and payable pursuant to the Section 14.03 (including the Administrative Agent’s and the Lenders’ legal fees and expenses).

Section 7.
REPRESENTATIONS AND WARRANTIES

Each Obligor hereby jointly and severally represents and warrants to the Administrative Agent and each Lender, on and as of the Effective Date and on and as of any later date as may be required by any Loan Document, that:

7.01          Power and Authority. (A) Each Obligor and each of its Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or other power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, including all Regulatory Approvals, except to the extent that failure to have the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where failure so to qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (iv) has all requisite corporate or other organizational power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder and (B) the Israeli Guarantor is not a “company in breach” (“hevrah meferah”), as such term is defined in the Israeli Companies Law 1999, and has not received a notice that it is expected to be registered as such.

7.02          Authorization; Enforceability. The execution, delivery and performance by the Obligors of this Agreement and any other Loan Document to which an Obligor is a party (or to which it or any of its assets or properties is subject) are within such Obligor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action including, if required, approval by all necessary holders of Equity Interests. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor subject, solely with respect to (i) the Israeli Guarantor in the case of the Security Documents to which the Israeli Guarantor is party and not any other Loan Documents and (ii) the Parent Guarantor in the case of the Israeli Share Pledge and not any other Loan Documents, to the filing and registration of each such Security Document with the relevant Governmental Authorities within the applicable timeframes required therefor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03          Governmental and Other Approvals; No Conflicts. No authorization or approval or other action by, and no notice or filing with, any Governmental Authority or any other Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, except for filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents. None of the Transactions (i) will violate or conflict with any applicable Law, (ii) will violate or conflict with any Organic Document of any Obligor or any of its Subsidiaries, (iii) will violate or conflict with any Governmental Approval of any Governmental Authority, (iv) will violate or result in a material default under any Material Agreement binding upon any Obligor or any of its Subsidiaries, or (v) will result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries. Each Obligor and each of its Subsidiaries and their respective properties and businesses are in compliance in all material respects with all Laws (including Healthcare Laws) and Governmental Approvals applicable to such Person and its properties or businesses, as the case may be. No authorization or approval or other action by, and no notice or filing with, the Israeli Innovation Authority is required for the due execution, delivery, performance, registration or perfection of any of the Security Documents.

7.04          Financial Statements; Material Adverse Change.

(a)               Financial Statements. The Borrower has, prior to the Closing Date, furnished to the Administrative Agent and the Lenders certain consolidated financial statements as provided for in Section 6.01(e) of the Existing Credit Agreement. Such financial statements, and all other financial statements delivered by the Parent Guarantor or the Israeli Guarantor pursuant hereto (whether prior to the Closing Date or otherwise) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Parent Guarantor or the Israeli Guarantor, as the case may be, and their respective Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Sections 8.01(a) and 8.01(b). Neither the Parent Guarantor, the Israeli Guarantor nor any of their respective Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b)               No Material Adverse Change. Since December 31, 2018, there has been no Material Adverse Change.

7.05          Properties.

(a)               Property Generally. With respect to all real and personal assets and properties of each Obligor and each of its Subsidiaries (other than Intellectual Property which is covered in clause (c) below), each Obligor and each of its Subsidiaries has good and marketable fee simple title to, or valid leasehold interests in, all such assets and properties, whether tangible or intangible, material to its business, including all properties and assets relating to its Products or Product Commercialization and Development Activities, subject only to Permitted Liens and except as could not reasonably be expected to (i) interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or (ii) prevent or interfere with the ability of any Obligor any of its Subsidiaries to conduct its business in the ordinary course.

(b)               Products. Schedule 7.05(b) contains a complete and accurate list and description (in reasonable detail) of all Products (set forth on an Obligor-by-Obligor or Subsidiary-by-Subsidiary basis, as the case may be).

(c)               Intellectual Property.

(i)                 Schedule 7.05(c)(i) contains with respect to each Obligor and each of its Subsidiaries (set forth on an Obligor-by-Obligor or Subsidiary-by-Subsidiary basis, as the case may be):

(A)             a complete and accurate list of all applied for, issued or registered Patents owned by or licensed to each Obligor and each of its Subsidiaries, including the jurisdiction and patent number, which qualify as Material Intellectual Property, including all Patents in the same family as any such Patent that is or could reasonably be expected to be listed in the Orange Book of the FDA;

(B)              a complete and accurate list of all applied for, or registered active Trademarks owned by or licensed to each Obligor and each of its Subsidiaries, including the jurisdiction, trademark application or registration number and the application or registration date, which qualify as Material Intellectual Property; and

(C)              a complete and accurate list of all applied for or registered Copyrights owned by or licensed (except to the extent licensed under license agreements in the nature of Microsoft Word or Office or similar over the counter, non-specialized “shrink wrap” software that has not been customized and is commercially available to the public) to each Obligor and each of its Subsidiaries, which qualify as Material Intellectual Property.

(ii)              Except as set forth in Schedules 7.05(c)(i) and (ii), the Borrower or another Obligor, as applicable, is the absolute registered beneficial owner of all right, title and interest in and to all Material Intellectual Property, with no breaks in chain of title and with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens, and the Borrower or such other Obligor has the right to use all such Material Intellectual Property (other than the Finacea IP) in the ordinary course of the Borrower’s business or the Obligors’ businesses, as applicable, as currently conducted and as anticipated to be conducted. Without limiting the foregoing, and except as set forth in Schedule 7.05(c)(ii):

(A)             other than as permitted pursuant to Section 9.09, none of the Obligors nor any of their Subsidiaries has transferred ownership of any of its Material Intellectual Property (other than the Finacea IP), in whole or in part, to any Person who is not an Obligor;

(B)              other than (1) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (2) as would have been or is permitted pursuant to Section 9.13, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other agreements or arrangements relating to or otherwise adversely affecting any Material Intellectual Property (other than the Finacea IP), including any development, submission, services, research, license or support agreements, which materially bind, obligate or otherwise restrict any Obligor or any of its Subsidiaries with respect to any Material Intellectual Property;

(C)              the use by any Obligor or any of its Subsidiaries of any of their respective Material Intellectual Property (other than the Finacea IP) in the ordinary course of such Person’s businesses does not, in any material respect, breach, violate, infringe or constitute a misappropriation of any valid patent claims or rights arising under any granted Intellectual Property of any other Person;

(D)             (1) there are no pending or, to any Obligor’s knowledge, threatened Claims against any Obligor or any of its Subsidiaries asserted by any other Person relating to any Material Intellectual Property (other than the Finacea IP), including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property that, if adversely determined, would be reasonably likely to materially adversely affect the use of such Material Intellectual Property by such Obligor or any of its Subsidiaries, as the case may be; and (2) none of the Obligors nor any of their Subsidiaries has received in writing any notice from, or Claim by, any such other Person that the use of any Material Intellectual Property (other than the Finacea IP) infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise offer a license with respect to, any Intellectual Property of any such other Person in any material respect;

(E)              none of the Obligors nor any of their Subsidiaries has knowledge that any Material Intellectual Property (other than the Finacea IP) is, in any material respect, being infringed, violated or misappropriated by any other Person without the express authorization of such Obligor; and, without limiting the foregoing, none of the Obligors nor any of their Subsidiaries has put any such other Person on notice of any such actual or potential infringement, violation or misappropriation of any Material Intellectual Property, and none of the Obligors nor any of their Subsidiaries has initiated the enforcement of any Claim with respect to any Material Intellectual Property (other than the Finacea IP) for any such infringement, violation or misappropriation;

(F)              all relevant current and former employees and contractors of the each Obligor and each of its Subsidiaries have executed written confidentiality and invention assignment Contracts with the such Obligor or such Subsidiary, as applicable, that irrevocably assigns to such Obligor or such Subsidiary, as applicable, or its designee all rights of such employees and contractors to any Inventions, improvements or discoveries created or developed by any employee while employed by, or any contractor for, such Obligor or Subsidiary, as applicable, and protects confidential information relating to the business of such Obligor or such Subsidiary, as applicable (or ownership thereof otherwise has been assigned to or vested in Obligor or such Subsidiary by operation of law);

(G)             each Obligor and each of its Subsidiaries has made available to the Administrative Agent accurate and complete copies of all Material Agreements relating to Material Intellectual Property, other than Material Agreements that contain confidentiality restrictions prohibiting such disclosure; provided that each FMX101 Manufacturing Contract shall be provided or made available to the Lenders and the Administrative Agent, without regard to any confidentiality restrictions; and

(H)             each Obligor and each of its Subsidiaries has taken reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and confidential information.

(iii)            With respect to the Material Intellectual Property consisting of Patents, except as set forth on Schedule 7.05(c)(iii), and without limiting the representations and warranties in Section 7.05(c)(ii):

(A)             to the knowledge of the Parent Guarantor each of the issued claims in such Patents is valid and enforceable;

(B)              each inventor named in such Patents has executed written Contracts with an Obligor or its predecessor-in-interest that properly and irrevocably assigns to such Obligor or its predecessor-in-interest all of such inventor’s rights, title and interest to any of the Inventions claimed in such Patents;

(C)              all such Patents are in good standing and none of the issued claims, or Inventions claimed, in such Patent, have been dedicated to the public except as the result of intentional decisions made by an Obligor or any of its Subsidiaries;

(D)             all non-duplicative or non-similar prior art material to such Patents known to Obligors was disclosed in accordance with applicable disclosure procedure or considered by the respective patent offices during prosecution of such Patents to the extent required by applicable Law;

(E)              subsequent to the issuance of such Patents (other than the Finacea IP), none of the Obligors nor any of their Subsidiaries nor any of their respective predecessors-in-interest, has filed any disclaimer (other than filing a terminal disclaimer) or made or permitted any other voluntary reduction in the scope of the claims (other than by seeking a Certificate of Correction) in such Patents;

(F)              (i) to the knowledge of the Obligors, the allowable or allowed subject matter of such Patents is not subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and has not been the subject of any interference, and are not and have not been the subject of any re-examination, opposition or any other post-grant proceedings, and (ii) none of the Obligors nor any of their Subsidiaries has knowledge of any reasonable basis for any such interference, re-examination, opposition, inter partes review, post grant review, or any other post-grant proceedings of such Patents by a third party;

(G)             no such Patents have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any Patents, none of the Obligors nor any of their Subsidiaries has received any notice in writing asserting that such Patents are invalid, unpatentable or unenforceable (other than in relation to the Finacea IP); if any such Patent is terminally disclaimed to another patent or patent application of an Obligor, all such patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(H)             none of the Obligors nor any of their Subsidiaries has received a written legal opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any such Patents is more likely than not to succeed;

(I)                none of the Obligors nor any of their Subsidiaries, or (to the knowledge of the Parent Guarantor) any of their respective agents or representatives, have knowingly engaged in any conduct or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patent; and

(J)                all maintenance fees, annuities, and the like due or payable on or with respect to any such Patents have been timely paid or the failure to so pay could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(iv)             The Obligors own or hold rights to all Intellectual Property necessary to conduct all Product Commercialization and Development Activities relating to the Products.

7.06          No Actions or Proceedings.

(a)               Litigation. There is no litigation, investigation or proceeding pending or, to the knowledge of any Obligor, threatened in writing, with respect to any Obligor or any of its Subsidiaries by or before any Governmental Authority or arbitrator that, (i) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as specified on Schedule 7.06(a), (ii) involves this Agreement, any other Loan Document, any Product or Product Commercialization and Development Activities or the Transactions, or (iii) any Material Intellectual Property (other than respect to the Finacea IP).

(b)               Environmental Matters. The operations and property of the Obligors and each of their Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(c)               Labor Matters. There are no strikes, lockouts or other material labor disputes against any Obligor or any of its Subsidiaries or, to each Obligor’s knowledge, threatened in writing against or directly affecting any Obligor or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against any Obligor or any of its Subsidiaries or, to the knowledge of any Obligor, threatened in writing, against any of them before any Governmental Authority. Except as set forth on Schedule 7.06(c), none of the Obligors nor any of their Subsidiaries is a party to any collective bargaining agreement or similar Contract, no union representation exists on any facilities of any of the Obligors or any of their Subsidiaries, and no Obligor has knowledge of any union organizing activities that are taking place.

7.07          Compliance with Laws and Agreements.

(a)               Each Obligor and each of its Subsidiaries is in compliance with all applicable Laws and all Contracts binding upon it or its property, except (other than with respect to Material Intellectual Property) where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or Material Regulatory Event. No Default has occurred and is continuing, or will occur as a result of any Borrowing made hereunder.

(b)               Except as set forth on Schedule 7.07(b), each physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to any Obligor or any of its Subsidiaries (collectively, a “Referral Source”) who has a direct ownership, investment, or financial interest in any Obligor or any such Subsidiary paid fair market value for such ownership, investment or financial interest; any ownership or investment returns distributed to any Referral Source is in proportion to such Referral Source’s ownership, investment or financial interest; and no preferential treatment or more favorable terms were or are offered to such Referral Source compared to investors or owners who are not in a position to refer patients or other business. None of the Obligors nor any of their Subsidiaries, directly or indirectly, has or will guarantee a loan, make a payment toward a loan or otherwise subsidize a loan for any Referral Source including, without limitation, any loans related to financing the Referral Source’s ownership, investment or financial interest in any Obligor or any such Subsidiary.

(c)               Without limiting the generality of the foregoing, except where noncompliance individually or in the aggregate could not reasonably be expected to result in a Material Regulatory Event:

(i)                 all financial relationships between or among each Obligor and its Subsidiaries, on the one hand, and any Referral Source, on the other hand (i) comply with all applicable Healthcare Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Law and other applicable anti-kickback and self-referral laws, whether U.S. or non-U.S.; (ii) reflect fair market value, have commercially reasonable terms, and were negotiated at arm’s length; and (iii) do not obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of the such Obligor or any of its Subsidiaries; and

(ii)              each Obligor and each of its Subsidiaries has implemented policies and procedures to monitor, collect, and report, and shall report, any payments or transfers of value to certain healthcare providers and teaching hospitals, in accordance with industry standards and the Affordable Care Act of 2010 and the Physician Payments Sunshine Act and their implementing regulations and state disclosure and transparency laws.

(d)               Without limiting the generality of the foregoing, each Obligor and each of its Subsidiaries is in material compliance with all applicable Healthcare Laws, and none of the Obligors nor any of their Subsidiaries has received written notice by a Governmental Authority of any material violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws, and except as set forth on Schedule 7.07(d), no such investigation, inspection, audit or other proceeding involving allegations of any such violation has been, to the knowledge of the such Obligor, threatened in writing.

(e)               None of the Obligors nor any of their Subsidiaries is debarred or excluded from participation under state or federal health care program, including any state or federal workers compensation programs.

(f)                None of the Obligors nor any of their Subsidiaries is a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

7.08          Taxes. Except as set forth on Schedule 7.08, each Obligor and each of its Subsidiaries has timely filed or caused to be filed all income, sales, use and other material tax returns required to have been filed by it and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which such Obligor or such Subsidiary, as applicable, has maintained adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.09          Full Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the any Obligor or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts and projected financial information, each Obligor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections and forecasts were delivered (it being understood by the Administrative Agent and the Lenders that such projected financial information and forecasts are not to be viewed as facts, the projected financial information and forecasts are subject to significant uncertainties and contingencies many of which are beyond the control of any Obligor or any of its Subsidiaries, and that no assurances can be given that any particular projections or forecasts will be realized and that actual results during the period or periods covered by any such projections and forecasts may significantly differ from the projected results and such differences may be material).

7.10          Investment Company Act and Margin Stock Regulation.

(a)               Investment Company Act. None of the Obligors nor any of their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b)               Margin Stock. None of the Obligors nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11          Solvency. The Parent Guarantor and its Subsidiaries, on a consolidated basis, are, and, immediately after giving effect to any applicable Borrowings hereunder and the use of proceeds thereof, will be Solvent.

7.12          Equity Holders; Subsidiaries and Other Investments.

(a)               Set forth on Schedule 7.12(a) is a complete and correct list of all direct and indirect Subsidiaries of the Parent Guarantor. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in Schedule 7.12(a), and the percentage ownership by each Obligor of each such Subsidiary thereof is as shown in Schedule 7.12(a).

(b)               Set forth on Schedule 7.12(b) is a complete and correct list of all other Equity Interests owned or held by the Parent Guarantor or any of its direct or indirect Subsidiaries in any Person that is not a direct or indirect Subsidiary of the Parent Guarantor. Schedule 7.12(b) also sets forth, in reasonable detail, the type of Equity Interest held by the Parent Guarantor or such Subsidiary in such other Person and the fully-diluted percentage ownership held beneficially by the Parent Guarantor or such Subsidiary in such other Person.

7.13          Indebtedness and Liens. Set forth on Schedule 7.13(a) is a complete and correct list of all outstanding Indebtedness of the Parent Guarantor and each of its Subsidiaries. As of the Effective Date, the Parent Guarantor does not have any outstanding Indebtedness. Schedule 7.13(b) is a complete and correct list of all Liens granted by the Parent Guarantor and each of its Subsidiaries with respect to their respective properties other than the Liens granted pursuant to the Loan Documents.

7.14          Material Agreements. Set forth on Schedule 7.14 is a complete and correct list of each Material Agreement. Except as limited by confidentiality restrictions prohibiting such disclosure, accurate and complete copies of each Material Agreement disclosed on such schedule have been made available to the Administrative Agent; provided that, to the extent any FMX101 Manufacturing Contract is entered into by or for the benefit of the Parent Guarantor or any of its Subsidiaries, such Contract shall be disclosed and made available to the Administrative Agent and the Lenders without regard to any confidentiality restrictions. None of the Obligors nor any of their Subsidiaries is in default under any such Material Agreement, and except as set forth in Schedule 7.14, none of the Obligors nor any of their Subsidiaries has any knowledge of any material default by any counterparty to any such Material Agreement, and there are no pending or, to any Obligor’s knowledge, threatened Claims against any Obligor or any of its Subsidiaries asserted by any other Person relating to any Material Agreements, including any Claims of breach or default under any such Material Agreements. None of the Obligors nor any of their Subsidiaries has, as of the date on which this representation is made, received any information from, or Claim by, any Person that any Material Agreement is breached or is in default. Other than as set forth on Schedule 7.14, are no outstanding and, no Obligor has knowledge of, any threatened disputes or disagreements with respect to any Material Agreement.

7.15          Restrictive Agreements. Except as set forth in Schedule 7.15, none of the Obligors nor any of their Subsidiaries is subject to any Restrictive Agreement, except those permitted under Section 9.11.

7.16          Real Property. Except as set forth in Schedule 7.16, none of the Obligors nor any of their Subsidiaries owns or leases (as tenant thereof) any real property.

7.17          Pension Matters. Schedule 7.17 sets forth a complete and correct list of, and that separately identifies, (i) all Title IV Plans, (ii) all Multiemployer Plans and (iii) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other applicable Law so qualifies. Except for those that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with all applicable provisions of ERISA, the Code and other applicable Law, (y) there are no existing or pending or, to the knowledge of each Obligor, threatened in writing, Claims (other than routine claims for benefits in the normal course of business), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or any of its Subsidiaries incurs or otherwise has or could reasonably be expected to have an obligation or any liability or Claim and (z) no ERISA Event has or is reasonably expected to occur. The Parent Guarantor and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and neither the Parent Guarantor nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date. No ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18          Regulatory Approvals.

(a)               Each Obligor and each of its Subsidiaries holds, and will continue to hold, either directly or through licensees and agents, all Regulatory Approvals necessary or required for such Obligor and each of its Subsidiaries to conduct their respective operations and businesses, including all Product Commercialization and Development Activities, in the manner currently conducted.

(b)               Set forth on Schedule 7.18(b) is a complete and accurate list of all Regulatory Approvals of the type described in clause (a) above. All such Regulatory Approvals held by the Obligors and their Subsidiaries are (i) legally and beneficially owned or held exclusively by an Obligor or one of its Subsidiaries, as the case may be, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Regulatory Authority, in compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) valid, enforceable, in good standing and in full force and effect with the applicable Regulatory Authority in all respects. All required notices, registrations, listings, supplemental applications or notification reports (including field alerts or other reports of adverse experiences) and all other required filings with respect to the Products or any related Product Commercialization and Development Activities have been, or will be, filed with the FDA and all other applicable Regulatory Authorities, and all such filings are, or will be, complete and correct and are in compliance with all applicable Laws. The Obligors have disclosed to the Administrative Agent all material regulatory filings and all material communications between representatives of each Obligor and each of its Subsidiaries and any Regulatory Authority.

(c)               All clinical and pre-clinical trials, if any, of investigational Products have been and are being conducted by or on behalf of each Obligor and each of its Subsidiaries according to all applicable Laws and Product Standards along with appropriate monitoring of clinical investigator trial sites, in each case, in all material respects, and the Obligors have disclosed to the Administrative Agent all such regulatory filings and all material communications between representatives of each Obligor and each of its Subsidiaries and any Regulatory Authority with respect to any such clinical and pre-clinical trials.

(d)               Except as set forth on Schedule 7.18(d), and without limiting the generality of any other representation or warranty made by any Obligor hereunder or under any other Loan Document: (i) all Products and all Product Commercialization and Development Activities comply in all material respects with all applicable Healthcare Laws and Regulatory Approvals; (ii) none of the Obligors nor any of their Subsidiaries nor, to the knowledge of any Obligor, any of their respective agents or suppliers have received any material inspection reports, warning letters or notices or similar documents with respect to any Product or any Product Commercialization and Development Activities from any Regulatory Authority within the last three (3) years that asserts lack of compliance with any applicable Healthcare Laws or Regulatory Approvals or other orders, injunctions, or decrees; (iii) none of the Obligors nor any of their Subsidiaries nor, to the knowledge of any Obligor, any of their respective agents or suppliers, licensors or licensees have received any notification from any Regulatory Authority within the last three (3) years, asserting that any Product or any Product Commercialization and Development Activities lacks a required Regulatory Approval; (iv) after due internal investigation, no Obligor is aware of any pending regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against any Obligor, any of its Subsidiaries or, to the knowledge of such Obligor, any of their respective suppliers, licensors or licensees with respect to any Product or any Product Commercialization and Development Activities, and, to the knowledge of such Obligor, there is no basis for any adverse regulatory action against any Obligor or any of its Subsidiaries or, to the knowledge of each Obligor, any of their respective suppliers, agents, licensors or licensees with respect to any Product or any Product Commercialization and Development Activities; and (v) without limiting the foregoing, (A) (1) there have been no product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, undertaken or issued by any Obligor or any of its Subsidiaries, whether voluntary, at the request, demand or order of any Regulatory Authority or otherwise, with respect to any Product within the last three (3) years, (2) to the knowledge of any Obligor, there is no basis for the issuance of any such product recall, safety alert, correction, withdrawal, marketing suspension, removal or the like with respect to any Product, and (B) no criminal, injunctive, seizure, detention or civil penalty action has been commenced or threatened in writing by any Regulatory Authority within the last three (3) years with respect to or in connection with any Product or any Product Commercialization and Development Activities, there are no consent decrees (including plea agreements) that relate to any Product or any Product Commercialization and Development Activities, and, to the knowledge of each Obligor, there is no basis for the commencement of any criminal injunctive, seizure, detention or civil penalty action by any Regulatory Authority relating to any Product or any Product Commercialization and Development Activities or for the issuance of any consent decree. None of the Obligors nor any of their Subsidiaries nor, to the knowledge of any Obligor, any of their respective agents or suppliers is employing or utilizing the services of any individual who has been debarred or excluded under any applicable Law.

(e)               None of the Obligors nor any of their Subsidiaries, nor to the knowledge of each Obligor and each of its Subsidiaries, any of their respective officers, employees or agents has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), could reasonably be expected to provide a basis for the FDA to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Regulatory Authority to invoke any similar policy.

(f)           The clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by each Obligor and each of its Subsidiaries, or in respect of which any Products or Product candidates under development have participated, were (and if still pending, are) being conducted materially in accordance with all applicable Product Standards and Regulatory Approvals. None of the Obligors nor any of their Subsidiaries has received any notices or other correspondence from the FDA or any other Regulatory Authority requiring the termination or suspension of any clinical, preclinical, safety or other studies or tests used to support regulatory clearance of, or any Regulatory Approval for, any Product or any Product Commercialization and Development Activities.

7.19        Transactions with Affiliates. Except as set forth on Schedule 7.19, none of the Obligors nor any of their Subsidiaries is a party to any transaction that would be prohibited pursuant to Section 9.10.

7.20        OFAC. None of the Obligors nor any of their Subsidiaries nor, to the knowledge of any Obligor, any of their respective directors, officers or employees and, to the knowledge of any Obligor, any agents or other Persons acting on behalf of any of the foregoing (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction, each in violation of applicable Sanctions, or (iv) is or has ever been in violation of, or notified of being subject to any governmental investigation relating to, applicable Sanctions. No Loan, and no proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, each in violation of applicable Sanctions, or in any other manner that will result in any violation by any Person party to this Agreement (including the Administrative Agent, the Lenders and their Affiliates) of applicable Sanctions.

7.21        Anti-Corruption. None of the Obligors nor any of their Subsidiaries nor, to the knowledge of any Obligor, any of their respective directors, officers or employees and, to the knowledge of any Obligor, any agents or other Persons acting on behalf of any of the foregoing, directly or indirectly, has (i) violated or is in violation of any applicable anti-corruption Law, (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment or (iii) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

7.22        Deposit and Disbursement Accounts. Schedule 7.22 contains a list of all banks and other financial institutions at which each Obligor and each of its Subsidiaries maintains Deposit Accounts, Securities Accounts, Commodity Accounts, lockboxes, or other similar accounts, and such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor (such accounts, the “Obligor Accounts”).

7.23        Senior Secured Obligations; Priority of Obligations; Security Interests. Except for Permitted Indebtedness and as set forth on Schedule 7.13(a), the Obligations constitute the sole senior secured obligations and sole Indebtedness of the Obligors. No monetary Obligation arising hereunder or under any Loan Document, or arising in connection herewith or therewith, is subordinated to any other Indebtedness. Each Security Document is effective to create in favor of the Secured Parties a legal, valid and enforceable security interest in the Collateral subject to such Security Document, each such security interest is legal, valid and enforceable, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and each such security interest is perfected on a first-priority basis (subject to Permitted Liens that may apply to specific items of Collateral permitted pursuant to Section 9.02) and secures the Obligations, subject, in each case, solely to the filing and registration with the relevant Governmental Authorities within the applicable timeframes required therefor of (i) the Security Documents to which the Israeli Guarantor is party and not any other Loan Documents and (ii) the Israeli Share Pledge.

7.24        Royalties and Other Payments. Except as set forth on Schedule 7.24, none of the Obligors nor any of their Subsidiaries is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

7.25       Non-Competes. None of the Obligors nor any of their Subsidiaries nor any of their respective directors, officers or employees is subject to a non-compete agreement that prohibits or will interfere with any of the Product Commercialization and Development Activities, including the development, commercialization or marketing of any Product.

7.26        Internal Controls. The Parent Guarantor, on behalf of itself and each of its Subsidiaries, has designed, has implemented and maintains reasonable internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

7.27        Reimbursement from Medical Reimbursement Programs. Each Obligor and each of its Subsidiaries has, or will use reasonable best efforts to obtain, when applicable, the requisite provider number to bill Medicare (to the extent such Person participates in Medicare), the respective Medicaid program in the state or states in which such Person operates (to the extent such Person participates in the Medicaid program in such state or states), and all other commercial payor programs that any Obligor or any of its Subsidiaries currently bills. There is no investigation, audit, claim review, or other action pending with respect to any Obligor or any of its Subsidiaries or, to the knowledge of any Obligor, threatened in writing, which could reasonably be expected to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any provider number issued to any Obligor or any of its Subsidiaries or result in the exclusion of any Obligor or any of its Subsidiaries from Medicare or Medicaid, and there is not any action pending or, to any Obligor’s knowledge, threatened in writing, pursuant to which any Governmental Authority seeks to impose material sanctions with respect to any Obligor’s business or any of any Obligor’s Subsidiaries’ businesses.

Section 8.
AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and inchoate indemnification and expense reimbursement obligations for which no Claim has been made) have been indefeasibly paid in full in cash:

8.01        Financial Statements and Other Information. The Parent Guarantor shall, and to the extent applicable, shall cause each of its Subsidiaries to, furnish to the Administrative Agent and each Lender the information described in this Section 8.01; provided, that the Parent Guarantor covenants and agrees that, for so long as the Parent Guarantor is subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act, the Parent Guarantor covenants and agrees that neither the Parent Guarantor nor any other Person acting on its behalf will provide, or be obligated to provide, to the Administrative Agent or any Lender or their respective representatives or agents any information, except for the information described in clauses (a), (b), (c) and (j) below, that the Parent Guarantor reasonably believes constitutes material non-public information, unless prior thereto such receiving Person shall have confirmed to the Parent Guarantor in writing that it consents to receive such information; provided, further, that the Parent Guarantor acknowledges and confirms that each Secured Party shall be relying on the foregoing covenant in effecting transactions involving securities of the Parent Guarantor; provided, further, that any document, report, proxy, registration statement or financial statement required to be furnished pursuant to clauses (a), (b) and (g) below will be deemed furnished to the Administrative Agent and each Lender on the date the Parent Guarantor notifies the Administrative Agent and the Lenders that such information has been made publicly available on the SEC’s EDGAR system website and provides the Administrative Agent and the Lenders with a link to such disclosed information.

(a)           As soon as available and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year (i) the consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such fiscal quarter and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (iii) a certificate of a Responsible Officer of the Parent Guarantor stating that (x) such financial statements fairly present in all material respects the financial condition of the Parent Guarantor and its Subsidiaries as at such date and (y) the results of operations of the Parent Guarantor and its Subsidiaries for the period ended on such date have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes.

(b)           As soon as available and in any event within ninety (90) days after the end of each fiscal year (i) the consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such fiscal year and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of PricewaterhouseCoopers or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Lenders which report and opinion shall be prepared in accordance with generally accepted auditing standards; provided that, with respect to any report and opinion delivered pursuant to this Section 8.01(b), such audit may include a “going concern” qualification relating solely to sufficient liquidity, so long as no other Default shall have occurred and be continuing at the time of delivery of such report and opinion; and provided, further that, not more than one (1) such audits shall be permitted to be subject to any “going concern” qualifications.

(c)           Together with the financial statements required pursuant to Sections 8.01(a) and 8.01(b), a compliance certificate delivered by the chief financial or accounting Responsible Officer of the Parent Guarantor as of the end of the applicable accounting period, substantially in the form of Exhibit E (a “Compliance Certificate”) including, with respect to the financial statements delivered pursuant to Section 8.01(b), details of any issues that are material that are raised by the Parent Guarantor’s auditors.

(d)           After being prepared by the Parent Guarantor and approved by its Board, each consolidated financial forecast for the Parent Guarantor and its Subsidiaries for the fiscal years to which such forecast relates.

(e)           As soon as available and in any event no later than ninety (90) days following the end of each fiscal year of the Parent Guarantor, copies of an annual budget (or equivalent) for the Parent Guarantor and its Subsidiaries, approved by the Parent Guarantor’s Board, for the then-current fiscal year, in form reasonably satisfactory to the Lenders, accompanied by a certificate of the chief financial officer of the Parent Guarantor certifying that (i) such budget was prepared by the Parent Guarantor in good faith and (ii) the Parent Guarantor had at the time of preparation of the budget, and at all times thereafter (including on and as of the date of delivery of such budget to the Lenders) has continued to have, a reasonable basis for all assumptions contained in such budget and such budget was prepared in accordance with, and based upon, such assumptions.

(f)            Promptly, and in any event within five (5) Business Days, after receipt thereof by the Parent Guarantor or any of its Subsidiaries, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which the Parent Guarantor may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Parent Guarantor or any such Subsidiary.

(g)           Within five (5) Business Days after delivery, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent Guarantor or any of its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which the Parent Guarantor or any of its Subsidiaries may file or be required to file with any securities regulator or exchange to the authority of which the Parent Guarantor or any such Subsidiary, as applicable, may become subject from time to time.

(h)           The information regarding insurance maintained by the Parent Guarantor and its Subsidiaries as required under Section 8.05.

(i)            Within twenty-one (21) days following the end of each calendar month, evidence reasonably satisfactory to the Administrative Agent, based upon the bank account statements of the Obligors, that the minimum liquidity requirement set forth in Section 10.01 was satisfied as of the last day of such calendar month.

(j)            No later than the date of delivery of any financial statements pursuant to Sections 8.01(a) or (b), with respect to the first fiscal period to which such change is applicable, notice of any material change in accounting policies or financial reporting practices by the Obligors; provided that disclosure in the notes to such financial statements, if any, shall be deemed to satisfy the requirements of this Section 8.01(j).

(k)           Such other information respecting the operations, properties, business, liabilities or condition (financial and otherwise) of the Parent Guarantor and each of its Subsidiaries (including with respect to the Collateral) as the Administrative Agent or any Lender may from time to time reasonably request.

Notwithstanding anything to the contrary set forth above in this Section 8.01, information required to be delivered pursuant to this Section 8.01 shall be deemed to have been delivered on the date the Parent Guarantor notifies the Administrative Agent and the Lenders that such information has been made publicly available on the SEC’s EDGAR system website and provides the Administrative Agent and the Lenders with a link to such disclosed information.

8.02        Notices of Material Events. The Parent Guarantor shall and, to the extent applicable, shall cause each of its Subsidiaries to furnish to the Administrative Agent and each Lender a written notice (prepared in reasonable detail) of the existence or occurrence of any of the events described in this Section 8.02 within five (5) Business Days after a Responsible Officer of the Parent Guarantor first obtains knowledge of such existence or occurrence; provided, that for so long as the Parent Guarantor is subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act, neither the Parent Guarantor nor any other Person acting on its behalf will provide, or be obligated to provide, to the Administrative Agent or any Lender or their respective representatives or agents any information, other than the information described in clause (a) below, that the Parent Guarantor reasonably believes constitutes material non-public information, unless prior thereto such receiving Person shall have confirmed to the Borrower in writing that it consents to receive such information; provided, further, that the Parent Guarantor acknowledges and confirms that each Secured Party shall be relying on the foregoing covenant in effecting transactions involving securities of the Parent Guarantor.

(a)           The occurrence of any Event of Default.

(b)           The occurrence of any event with respect to any property or assets of the Parent Guarantor or any of its Subsidiaries resulting in a Loss aggregating $1,000,000 (or the Equivalent Amount in other currencies) or more.

(c)           Any Claim, action, suit, notice of violation, hearing, investigation or other proceedings pending, or to any Obligor’s knowledge, threatened against or affecting any Obligor or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties (including in respect of environmental matters), whether made by a Governmental Authority or other Person that, if adversely determined, which could reasonably be expected to result in a Loss of $1,000,000 or more.

(d)           (i) On or prior to the date of any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten (10) days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan a notice in writing describing such waiver request in reasonable detail and including any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice, if any, filed with the PBGC or the IRS pertaining thereto.

(e)           (i) The termination of any Material Agreement other than in accordance with its terms, including as a result of a breach or default, (ii) the entering into of any new Material Agreement by any Obligor or any of its Subsidiaries (and a copy thereof) or (iii) any material amendment to a Material Agreement (and a copy thereof).

(f)            Any reports and notices required to be delivered pursuant to the Security Documents.

(g)           Notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving any Obligor or any of its Subsidiaries.

(h)           Any licensing agreement or similar arrangement entered into by any Obligor or any of its Subsidiaries in connection with any infringement or alleged infringement by the Parent Guarantor or any of its Subsidiaries of any Intellectual Property of another Person.

(i)            Notice of the filing or other acquisition of any registrations or applications for Material Intellectual Property by any Obligor or any of its Subsidiary after the date hereof; provided that, with respect to any such Material Intellectual Property filed or acquired in any fiscal quarter, notice thereof pursuant to this Section 8.02(i) shall not be made later than (and shall be permitted to made at the same frequency as) the delivery of financial statements for such fiscal quarter required pursuant to Section 8.01(a).

(j)            Any change to any Obligor’s or any of its Subsidiaries’ ownership of any Obligor Accounts, by delivering to the Administrative Agent a prompt notice setting forth a complete and correct list of all changes to such accounts.

(k)           The occurrence or existence of any event, circumstance, act or omission that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect or a Material Regulatory Event.

(l)            The occurrence of any Claim related to any Product or inventory involving more than $500,000, written notice thereof from a Responsible Officer of the such Obligor which notice shall include a statement setting forth details of such Claim.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Parent Guarantor setting forth the details of the event or occurrence requiring such notice and any action taken or proposed to be taken with respect thereto (if applicable). Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document. Notwithstanding anything to the contrary set forth above in this Section 8.02, information required to be delivered pursuant to this Section 8.02 shall be deemed to have been delivered on the date the Parent Guarantor notifies the Administrative Agent and Lenders that such information has been made publicly available on the SEC’s EDGAR system website and provides the Administrative Agent and the Lenders with a link to such disclosed information.

8.03        Existence; Conduct of Business. Each Obligor shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all Governmental Approvals necessary or material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04        Payment of Obligations. Each Obligor shall, and shall cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all material Taxes imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful Claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of such Obligor or any of its Subsidiaries, except to the extent such Taxes are being contested in good faith by appropriate proceedings and for which such Obligor or its Subsidiary, as applicable, maintains adequate reserves in accordance with GAAP and (ii) all other lawful Claims which, if unpaid, would by Law become a Lien upon any material properties or assets of such Obligor or any of its Subsidiaries, other than a Permitted Lien.

8.05        Insurance. The Parent Guarantor shall, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, commercial insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and such coverage shall include, but not be limited to, property and casualty coverage with property coverage amounts of at least $2,400,000 for property insurance and liability coverage with coverage amount of at least $1,350,000. Upon the written request of the Administrative Agent, the Parent Guarantor shall furnish to the Administrative Agent from time to time (i) full information as to the insurance carried by the Parent Guarantor and each of its Subsidiaries and, if so requested, copies of all such insurance policies and (ii) certificates from the applicable Obligors’ insurance broker(s) or other insurance specialist(s) stating that all premiums then due on the policies relating to such insurance have been paid and that such policies are in full force and effect. All property and casualty insurance policies and liability insurance policies including, in each case, any business interruption coverage, required to be maintained pursuant to this Section 8.05 shall name the Administrative Agent, for its benefit and the benefit of the Lenders, as loss payee (in the case of non-liability insurance) or as additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of such policies will be made without at least thirty (30) days (and ten (10) days in case of nonpayment of premium) prior written notice to the Administrative Agent. Receipt of notice of cancellation of any such insurance policies or the reduction of coverage or amounts of coverage thereunder shall entitle any Secured Party to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case, at the expense of the Obligors (to be payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations”.

8.06       Books and Records; Inspection Rights. The Parent Guarantor shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent Guarantor shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records (excluding records subject to attorney-client privilege or similar privilege constituting attorney work product, subject to confidentiality agreements with third parties that preclude disclosure to any Secured Party (acting in such capacity) or subject to confidentiality restrictions pursuant to Law (including HIPAA)), and to discuss its affairs, finances and condition (financial or otherwise) with its officers and independent accountants (provided, that the Parent Guarantor shall be afforded a reasonable opportunity to be present at any meeting with the Parent Guarantor’s independent public accountants), all at such reasonable times (but not more often than once per fiscal year unless an Event of Default has occurred and is continuing) as the Administrative Agent or the Lenders may reasonably request. The Obligors shall pay all reasonable and documented out-of-pocket costs of all such inspections (except that the Obligors shall be only required to reimburse such costs for any one (1) inspection conducted during any fiscal year, whether by a Lender or the Administrative Agent unless an Event of Default has occurred and is continuing).

8.07        Compliance with Laws and Other Obligations. Each Obligor shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all applicable Laws, Product Standards and Governmental Approvals (including all Environmental Laws and all Healthcare Laws), and (ii) maintain in full force and effect, remain in material compliance with, and perform in all material respects all its obligations under all Material Agreements, except (other than with respect to Material Intellectual Property) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.08        Maintenance of Properties, Etc. Each Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its assets and properties, whether tangible or intangible, relating to its Products or Product Commercialization and Development Activities or otherwise, necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

8.09        Licenses. Each Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties (including its Product Commercialization and Development Activities).

8.10        Action under Environmental Laws. Each Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of the release of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, to restore their respective businesses, operations and properties to a condition, in each case, in material compliance with applicable Environmental Laws.

8.11        Use of Proceeds. The proceeds of the Loans shall be used only as provided in Section 2.04. Without limiting the foregoing, no part of the proceeds of the Loans shall be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12        Certain Obligations with Respect to Subsidiaries; Further Assurances.

(a)           Subsidiary Guarantors. Each Obligor shall take such action from time to time as shall be necessary to ensure that (x) each of its Subsidiaries (excluding any Immaterial Subsidiary) that is a party to this Agreement as of the date hereof will be and will remain an Obligor and Guarantor hereunder (except as otherwise permitted pursuant to Section 9.03), and (y) subject to clause (c) below, each of its other Subsidiaries (excluding any Immaterial Subsidiary), whether direct or indirect, now existing or hereafter created or acquired (including with respect to any Subsidiary that ceases to qualify as an Immaterial Subsidiary), will become a “Subsidiary Guarantor” and an “Obligor” pursuant to this Section 8.12, in each case within thirty (30) days of such creation or acquisition (or failure to qualify as an Immaterial Subsidiary) (or such longer period as the Administrative Agent, in its reasonable discretion, may consent to), including the following actions:

(i)        cause such Subsidiary to become a “Subsidiary Guarantor” hereunder pursuant to a Guarantee Assumption Agreement, a “Grantor” under the U.S. Security Agreement and, if such Subsidiary is a Person organized under Israeli law or has assets located in Israel, the Israeli Security Agreement, and a “Subsidiary Party” under the Intercompany Subordination Agreement;

(ii)      take such action (including joining or delivering any Security Document and delivering its certificated Equity Interests together with undated transfer powers executed in blank, applicable control agreements and other instruments) as shall be reasonably necessary or desirable or reasonably requested by the Administrative Agent to create and perfect, in favor of the Administrative Agent, for the benefit of the Secured Parties, valid and enforceable first priority Liens (except for Permitted Liens) on substantially all of the property of such Subsidiary as collateral security for the Obligations hereunder; provided that any such security interest or Lien shall be subject to the applicable Security Documents;

(iii)      to the extent that the parent of such Subsidiary is not a party to the applicable Security Documents or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Documents and this Agreement, cause such parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all outstanding issued Equity Interests of such Subsidiary, together with any documents, notices or other ancillary documents to such pledge agreement as customary or otherwise advisable in any jurisdiction to effect all filings, perfections and registrations under any applicable Law, and to cause any such Subsidiary to amend its Organic Documents to allow for the creation and unrestricted enforcement of the pledge agreement; and

(iv)     deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Administrative Agent shall have reasonably requested.

(b)           Further Assurances.

In each case, subject to Section 8.12(c),

(i)        Each Obligor shall, and shall cause each of its direct and indirect Subsidiaries (excluding any Immaterial Subsidiary) to take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement and the applicable Security Documents.

(ii)       In the event that any Obligor or any of its Subsidiaries (excluding any Immaterial Subsidiary) files an application for, holds or acquires Obligor Intellectual Property during the term of this Agreement, then the relevant provisions of this Agreement shall automatically apply thereto and such Obligor or such Subsidiary, as applicable, shall take any action from time to time as is necessary or shall be reasonably necessary and reasonably requested by the Administrative Agent to create, in favor of the Secured Parties, perfected security interests and Liens (including by delivering any Security Documents or amendments to Security Documents, together with any documents, notices or other ancillary documents to such Security Documents as is customary or otherwise advisable in any jurisdiction to effect all filings, perfections or registrations under any applicable Law) to ensure that the provisions of this Agreement and the Security Documents shall apply thereto and that such Obligor Intellectual Property shall constitute part of the Collateral under the Security Documents and be subject to the relevant requirements of the applicable Security Documents, in each case from and after the date of such filing, creation or acquisition (except that, with respect to any Obligor Intellectual Property that is acquired by any Obligor after the date hereof, any representations or warranties of any Obligor relating to its Obligor Intellectual Property shall be made with respect to any such after-acquired Obligor Intellectual Property only from and after the date subsequent to its acquisition, and will only be brought down or made anew after the date of such acquisition as provided herein or in any other Loan Document or certificate relating thereto).

(iii)      Without limiting the generality of the foregoing, each Obligor shall, and shall cause each of its Subsidiaries that is required to be or become a Subsidiary Guarantor hereunder to, take such action from time to time (including joining or delivering any Security Documents and delivering its certificated Equity Interests together with undated transfer powers executed in blank, applicable control agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Secured Parties, perfected (to the extent perfection is required under the Loan Documents) security interests and Liens in substantially all of the property of such Person as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the applicable Security Documents.

(iv)      In the event that any Obligor or any of its Subsidiaries acquires any real property during the term of this Agreement with a fair market value in excess of $1,000,000, such Obligor shall promptly notify the Administrative Agent and provide the Administrative Agent with a description of such real property, the acquisition date thereof and the purchase price therefor. Upon the request of the Administrative Agent, such Obligor or such Subsidiary, as applicable, shall execute and deliver a Mortgage with respect to such acquired real property to secure the Obligations.

(c)           Costs and Benefits.

(i)        Any term or provision of this Section 8.12 to the contrary notwithstanding, without limiting the right of the Lenders to require a Lien or security interest in, or guaranty from, any newly acquired or created Subsidiary of any Obligor (or any Subsidiary of any Obligor that ceases to be an Immaterial Subsidiary), or a Lien or security interest on any assets or properties of, or guaranty from, any Obligor or any of its Subsidiaries, upon the prior written request of the Parent Guarantor (prepared in reasonable detail), so long as no Event of Default has occurred and is continuing the Parent Guarantor may request that the Lenders waive the requirements of this Section 8.12 to provide a Lien, security interest or guaranty, as the case may be, due to the cost and burden thereof upon the Parent Guarantor and its Subsidiaries (taken as a whole) being unreasonably excessive relative to the benefit that would inure to the Lenders. (For the avoidance of doubt, with respect to any Subsidiary of any Obligor that qualifies as a CFC or FSHCO, the Parent Guarantor may request such waiver in the event it reasonably determines that making such Subsidiary a guarantor hereunder or placing a Lien or security interest on its assets or properties would result in material adverse tax consequences to the Parent Guarantor and its Subsidiaries, taken as a whole.)  Upon receipt of any such written request, the Lenders agree to review and consider such request, in good faith, and (within five (5) Business Days of receipt of such request) determine (and notify the Parent Guarantor) whether or not the Lenders will grant such request for a waiver, such determination to be made by the Lenders in their sole but commercially reasonable discretion.

(ii)       Notwithstanding the foregoing, any Subsidiary of any Obligor that is not required to become a guarantor hereunder or place a Lien or security interest on its assets or properties pursuant to Section 8.12(c) shall not be deemed an “Obligor” for purposes of determining whether any Investment, Indebtedness, Restricted Payment or other transaction is permitted between Obligors pursuant to the terms of the Loan Documents, including, but not limited to, under Sections 9.01(e), 9.03(a), 9.03(b), 9.03(c), 9.05(e), 9.05(k), 9.06(c), 9.09(d) and 9.10(a); provided that nothing contained herein shall restrict or prohibit any transactions between any Obligor and its Subsidiary to the extent such transaction is otherwise not prohibited pursuant to the terms of the Loan Documents (including, but not limited to, under Sections 9.01(e), 9.03(a), 9.03(b), 9.03(c), 9.05(e), 9.05(k), 9.06(c), 9.09(d) and 9.10(a)).

8.13        Termination of Non-Permitted Liens. In the event that any Obligor shall obtain knowledge of, or be notified by the Administrative Agent or any Lender of the existence of, any outstanding Lien against any assets or property of such Obligor or any of its Subsidiaries, which Lien is not a Permitted Lien, such Obligor shall use its best efforts to promptly terminate or cause the termination of such Lien.

8.14        [Reserved.]

8.15        Litigation Cooperation. Subject to attorney-client privilege or similar privilege constituting attorney work product, each Obligor shall, and shall cause each of its Subsidiaries to, make available to the Administrative Agent, without expense to the Administrative Agent, its, and each of its Subsidiaries’, officers, employees, agents, books and records, to the extent that the Administrative Agent may deem them reasonably necessary to prosecute or defend against any third-party suit or proceeding instituted by or against the Administrative Agent or any Secured Party with respect to any Collateral, the subject of any Loan Document or relating to such Obligor or any of its Subsidiaries.

8.16        Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc. Each Obligor shall, and shall cause each of its Subsidiaries (to the extent applicable) to, (i) maintain in full force and effect all material Regulatory Approvals, Material Agreements, Material Intellectual Property and other rights, interests or assets (whether tangible or intangible) reasonably necessary for the operations of such Person’s Product Commercialization and Development Activities, (ii) promptly after obtaining knowledge thereof, notify the Administrative Agent of any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued, by such Obligor, any of its Subsidiaries or any of their respective agents, suppliers, licensors or licensees, as the case may be, whether voluntary or at the request, demand or order of any Regulatory Authority or otherwise with respect to any Product, (iii) maintain in full force and effect, and pay all costs and expenses relating to, such Regulatory Approvals, Material Agreements and Material Intellectual Property owned, used or controlled by such Obligor or any such Subsidiary that are used in and necessary for any related Product Commercialization and Development Activities, (iv) promptly after obtaining knowledge thereof, notify the Administrative Agent of any infringement or other violation, in any material respect, by any Person of such Obligor’s or any such Subsidiaries’ Material Intellectual Property, and take commercially reasonable efforts to pursue any such infringement or other violation, as determined appropriate under the circumstances in its reasonable business judgement, (v) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Material Intellectual Property filed, created or acquired by such Obligor or any of its Subsidiaries, as the case may be, that is used in and necessary for the operations of the business of such Person, or in connection with any Product Commercialization and Development Activities relating to any Product, and (vi) promptly after obtaining knowledge thereof, notify the Administrative Agent of any material Claim by any Person that the conduct of the business of such Obligor or any of its Subsidiaries, including in connection with any Product Commercialization and Development Activities, has infringed upon any Intellectual Property of such Person.

8.17        ERISA Compliance. Each Obligor shall comply, and shall cause each of its Subsidiaries to comply, with the provisions of ERISA with respect to any Plans to which such Obligor or any of its Subsidiaries is a party as an employer in all material respects.

8.18        Cash Management.

(a)            Each Obligor shall, and shall cause each of its Subsidiaries to:

(i)        maintain at all times all Deposit Accounts, Securities Accounts, Commodity Accounts, lockboxes and similar accounts (other than any Excluded Accounts) that are located in the U.S. and held by any Obligor with a bank or financial institution that has executed and delivered to and in favor of the Administrative Agent an account control agreement, in form and substance reasonably acceptable to the Administrative Agent (each such Deposit Account, Securities Account, Commodity Account, lockbox or similar account, exclusive of any Excluded Account, a “Controlled Account”); provided, that each Obligor shall have (x) forty five (45) days (or such longer period as may be reasonably acceptable to the Administrative Agent) from the date hereof to enter into any control agreement with respect to such Deposit Accounts, Securities Accounts, Commodity Accounts, lockboxes and similar accounts (other than Excluded Accounts) of the Parent Guarantor which are in existence as of the Effective Date and (y) until the date on which any cash, securities or other investments are deposited into or otherwise held in such account (or such longer period as may be reasonably acceptable to the Administrative Agent) for any Deposit Accounts, Securities Accounts, Commodity Accounts, lockboxes and similar accounts (other than Excluded Accounts) which are acquired or established after the Effective Date;

(ii)       maintain each such Controlled Account as a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and each Obligor shall have granted a Lien to the Administrative Agent, for the benefit of the Secured Parties, over its Controlled Accounts;

(iii)      deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts receivable, Contracts or any other rights and interests into one or more Controlled Accounts; and

(iv)     at any time after the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, direct all payments constituting proceeds of accounts receivable to be directed into lockbox accounts pursuant to agreements in form and substance satisfactory to the Administrative Agent.

(b)           With respect to the Wells Fargo Rebate Account, the Obligors shall not, and shall not permit any of their Subsidiaries to, maintain any funds in or deposit any funds into such account other than (a) amounts calculated by IntegriChain, Inc. (and confirmed by the Borrower) pursuant to the terms of the IntegriChain MSA, plus (b) to the extent required by IntegriChain, Inc., an additional cash balance not to exceed a maximum amount of $30,000 (the “MAB”), which amounts on deposit (i) shall be used solely for the purpose of making rebate payments to insurance payers and payments to Regulatory Authorities, in each case, in respect of the sale of Products and maintaining the MAB and (ii) shall, with the exception of the amounts constituting the MAB, be paid out of such account to such payers or Regulatory Authorities, as the case may be, within five (5) Business Days after deposit by the Borrower of such amounts into the Wells Fargo Rebate Account.

8.19        Post-Closing Conditions. The Borrower shall deliver to the Administrative Agent:

(a)           Controlled Accounts. Within forty five (45) days of the Effective Date (or such longer period as may be reasonably acceptable to the Administrative Agent), copies of control agreements with respect to all Deposit Accounts, Securities Accounts, Commodities Accounts, lockboxes or other similar accounts of each Obligor that are Controlled Accounts as shall be necessary to cause the Parent Guarantor to be in compliance with Section 8.18(a)(i)(x).

(b)           Insurance. Within forty five (45) days of the Effective Date (or such longer period as may be reasonably acceptable to the Administrative Agent), (i) copies of certificates of insurance evidencing that the insurance required to be maintained by the Parent Guarantor pursuant to Section 8.05 is in full force and effect, together with endorsements naming the Administrative Agent, for the benefit of the Lenders, as additional insured (in the case of liability insurance) and loss payee (in the case of property damage insurance) thereunder, as applicable, in each case, in form and substance reasonably satisfactory to the Administrative Agent and (ii) certified copies of the insurance policies (or binders in respect thereof) maintained by the Parent Guarantor from one or more insurance companies satisfactory to the Administrative Agent, required to be maintained pursuant to Section 8.05.

(c)            Israeli Law Deliverables.

(i)        Within seven (7) days following the Effective Date (as such period may be extended by the Administrative Agent in its reasonable discretion), in connection with the notices to charges (Form 10) in relation to the U.S. Security Agreement, deliver a Hebrew convenience translation of the U.S. Security Agreement accompanied by a certificate of a Responsible Officer of the Israeli Guarantor as to the adequacy thereof (the “Form 10 Deliverables”). Administrative Agent shall promptly provide Israeli Guarantor with evidence of the due filing for registration of the notices to charges (Form 10) and the Form 10 Deliverables stamped ‘nitkabel’ by the Israeli Companies Registrar upon receipt of the same.

(ii)       Within twenty-one (21) days after the Effective Date (as such period may be extended by the Administrative Agent in its reasonable discretion), the U.S. Security Agreement has been duly registered with the Israeli Companies Registrar.

(iii)     Within seven (7) days after the Effective Date (as such period may be extended by the Administrative Agent in its reasonable discretion), deliver duly executed original of the Notice of Registration of Pledge (Form 1) in relation to the Israeli Share Pledge.

(iv)     Within nine (9) days on which filings may be made with the Israeli Pledges Registrar after the Effective Date (as such period may be extended by the Administrative Agent in its reasonable discretion), evidence that the Israeli Share Pledge has been duly registered with the Israeli Pledges Registrar (and Administrative Agent shall promptly provide Israeli Guarantor with evidence of the same).

(v)      Each Obligor hereby authorizes the Administrative Agent and its counsel to file Security Documents with the Israeli Companies Registrar, the Israeli Patent Authority or the Israeli Pledges Registrar (as applicable) in accordance with requirements set forth in the Loan Documents, together with the required form of notice (Form 10 or Form 1, as applicable) and a Hebrew convenience translation thereof accompanied by a certificate of Israeli Guarantor as to the adequacy of the translations (if required).

Section 9.
NEGATIVE COVENANTS

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been indefeasibly paid in full in cash:

9.01        Indebtedness. The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a)           the Obligations;

(b)           Indebtedness existing on the Effective Date and set forth on Schedule 7.13(a) and Permitted Refinancings thereof; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c)           accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the any Obligor’s business or any of its Subsidiaries’ businesses in accordance with customary terms and paid within ninety (90) days of becoming due, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d)           Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

(e)            Indebtedness of an Obligor to any other Obligor; provided that, in each case, such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f)            Guarantees by any Obligor of the Indebtedness of any other Obligor; provided that the Indebtedness resulting from any such Guarantees is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(g)           Indebtedness with respect to equipment financing and leasing entered in the ordinary course of business; provided that (i) such Indebtedness was not incurred in contemplation of or in connection with an Acquisition, (ii) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $1,000,000 (or the Equivalent Amount in other currencies) at any time outstanding;

(h)           Indebtedness (including any contingent obligations) under Hedging Agreements permitted pursuant to Section 9.05(f);

(i)           Indebtedness assumed pursuant to any Permitted Acquisition; provided that the aggregate outstanding amount of such assumed Indebtedness shall not at any time exceed $1,000,000;

(j)             credit card Indebtedness in an outstanding principal amount not to exceed at any time $500,000 in the aggregate at any one time outstanding;

(k)           Indebtedness consisting of the financing of insurance premiums in respect of insurance policies insuring assets or businesses of an Obligor written or arranged in such Obligor’s ordinary course of business and which are payable within one (1) year, in each case in an amount not to exceed the amount of the applicable insurance premium in respect of any such policy plus interest and financing charges applicable thereto;

(l)             Indebtedness in respect of any agreement providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transfers, netting services, overdraft protections and other cash management and similar arrangements, in each case, in the ordinary course of business;

(m)           advances or deposits from customers or vendors received in the ordinary course of business;

(n)          workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations and reclamation and statutory obligations, in each case incurred in the ordinary course of business;

(o)           Indebtedness under any letters of credit in the aggregate amount not to exceed $1,500,000 at any one time outstanding;

(p)          Indebtedness incurred by an Obligor or any of its Subsidiaries under customary agreements consisting of indemnification, adjustment of purchase price or similar obligations entered into in connection with Asset Sales permitted hereunder;

(q)           Indebtedness deemed to exist pursuant to any bids, tenders, contracts, statutory obligations, appeal bonds or similar obligations incurred in the ordinary course of business and for which Liens are permitted to exist on any property of any Obligor or its Subsidiaries pursuant to Section 9.02(p); and

(r)            intercompany Indebtedness permitted pursuant to Section 9.05(k).

9.02        Liens. The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now owned by it or such Subsidiary, except:

(a)           Liens securing the Obligations;

(b)           any Lien on any property or asset of any Obligor or any of its Subsidiaries existing on the Effective Date and set forth on Schedule 7.13(b); provided that (i) no such Lien shall extend to any other property or asset of any Obligor or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof;

(c)           Liens securing Indebtedness permitted under Section 9.01(g); provided that such Liens are restricted solely to the collateral permitted to be secured pursuant to Section 9.01(g);

(d)           Liens imposed by any applicable Law arising in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e)           pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(f)           Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet delinquent or payable or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g)           servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any applicable Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respects with the ordinary conduct of any Obligor’s business or any of such Obligor’s Subsidiaries’ businesses;

(h)           with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable Law; (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any applicable Law, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or its Subsidiaries; and (iv) leases or subleases in the ordinary course of business;

(i)            Liens securing Indebtedness permitted under Section 9.01(i); provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition, (ii) such Lien shall not apply to any other property or assets of any Obligor or any of its Subsidiaries other than the property or assets being acquired pursuant to such Permitted Acquisition, and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(j)             bankers liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(k)           (i) licenses permitted pursuant to Section 9.13 and (ii) any ordinary course interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any inbound license or lease agreement permitted pursuant to Section 9.13;

(l)             cash collateral accounts serving as collateral in connection with Indebtedness permitted pursuant to Sections 9.01 (h), (j), (l) and (o);

(m)           judgment Liens resulting from judgments that, individually or in the aggregate with all other judgment Liens, would not constitute an Event of Default;

(n)           Liens solely on any cash earnest money deposits made by any Obligor or any of its Subsidiaries in connection with any letter of intent or purchase agreement solely in connection with a Permitted Acquisition;

(o)           Liens securing Indebtedness permitted pursuant to Section 9.01(k); provided that such Lien shall be solely limited to the applicable policies, supporting documentation relating thereto and the Obligor’s right to receive proceeds under the insurance policy with respect to which such Indebtedness has been incurred;

(p)           To the extent not in excess of $1,000,000 at any time outstanding, deposits made in the ordinary course of business to secure the performance of obligations (other than obligations in respect of the repayment of borrowed money or the equivalent) including in respect of deposits to secure (i) letters of credit issued to secure clinical and commercial supply and/or manufacturing agreements, (ii) the performance of bids, tenders or contracts or (iii) indemnity, performance or other similar bonds for the performance of bids, tenders or contracts or surety or appeal bonds; and

(q)           other Liens in an aggregate outstanding amount not to exceed $1,000,000 at any time.

Any term or provision of this Section 9.02 to the contrary notwithstanding, no Lien otherwise permitted under any of the foregoing clauses shall apply to any Material Intellectual Property except for Liens described in clauses (a), (i) and (k) of this Section 9.02.

9.03        Fundamental Changes, Acquisitions, Etc. The Obligors shall not, and shall not permit any of their Subsidiaries to, (i) merge, amalgamate or consolidate with or into any Person such that consummation of such transaction would result in a Change of Control, (ii) enter into any Contract or arrangement that, upon consummation, will result in a Change of Control or Acquisition if the termination of such Contract could reasonably be expected to result in the incurrence by any Obligor of breakup or other termination costs or fees exceeding $1,000,000, (iii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iv) sell or issue any Disqualified Equity Interests, or (v) other than Permitted Acquisitions, make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests of, any Person, except for the following, in each case, to the extent that no Event of Default has occurred and is continuing or would not (or could not reasonably be expected to) result in an Event of Default:

(a)           the merger, amalgamation or consolidation of any Subsidiary or Obligor with or into any other Obligor; provided that with respect to any such transaction involving the Borrower, the Borrower must be the surviving or successor entity of such transaction;

(b)           the sale, lease, license, transfer or other disposition by any Subsidiary or Obligor of any or all of its property (upon voluntary liquidation or otherwise) to any other Obligor;

(c)           the sale, transfer or other disposition of the Equity Interests of any Subsidiary or Obligor to any other Obligor;

(d)          any Obligor or any Subsidiary thereof may merge or consolidate with or into any unaffiliated Person in connection with a Permitted Acquisition; provided that with respect to any such transaction involving an Obligor, such Obligor must be the surviving or successor entity of such transaction;

(e)           any Immaterial Subsidiary may dissolve, liquidate or wind up its affairs at any time if it is in the best interests of the Parent Guarantor and the Borrower and could not reasonably be expected to result in a Material Adverse Effect;

(f)            the sale, transfer or other disposition of assets expressly permitted under Section 9.09; and

(g)           the consummation of the Menlo Merger Transactions.

9.04       Lines of Business. The Obligors shall not, and shall not permit any of their Subsidiaries to, except as otherwise permitted under this Agreement through an outbound license of Obligor Intellectual Property otherwise permitted by this Section 9, engage in any business other than the business engaged in on the Effective Date by such Persons or a business reasonably related, incidental or complimentary thereto or a reasonable extension thereof.

9.05        Investments. The Obligors shall not, and shall not permit any of their Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a)           Investments outstanding on the Effective Date and identified on Schedule 9.05 and any modification, replacement, renewal, refinancing or extension thereof to the extent not involving new or additional Investments;

(b)           operating Deposit Accounts, Securities Accounts or Commodity Accounts with banks or financial institutions that are Excluded Accounts or Controlled Accounts;

(c)            extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business and prepaid royalties in the ordinary course of business;

(d)           Permitted Cash Equivalent Investments in Controlled Accounts;

(e)            Investments by any Obligor in another Obligor;

(f)            Hedging Agreements entered into in the ordinary course of business for the purpose of hedging currency risks or interest rate risks (but not for speculative purposes) and in an aggregate notional amount for all such Hedging Agreements not in excess of $1,000,000 (or the Equivalent Amount in other currencies) at any one time outstanding;

(g)          Investments consisting of prepaid expenses, negotiable instruments held for collection or deposit, security deposits with utilities and landlords to secure office space and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case, made in the ordinary course of business;

(h)           employee loans, travel advances and guarantees in accordance with the relevant Obligors’ usual and customary practices with respect thereto which in the aggregate shall not exceed $500,000 outstanding at any time (or the Equivalent Amount in other currencies);

(i)            Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(j)             Investments permitted pursuant to Section 9.03;

(k)          so long as no Event of Default has occurred and is continuing at the time such Investment is made, Investments by any Obligor in Subsidiaries that are not Obligors; provided that such Investments shall not exceed $1,000,000 in the aggregate since the Closing Date with respect to all such Investments;

(l)             Investments (i) acquired in Permitted Acquisitions and (ii) in connection with Asset Sales permitted pursuant to Section 9.09(d);

(m)         Investments in cash in joint ventures or strategic alliances entered into in furtherance of Product Commercialization and Development Activities of the Parent Guarantor and its Subsidiaries in an aggregate amount not to exceed $1,000,000 in the aggregate since the Closing Date with respect to all such Investments;

(n)           without duplication, Guarantee obligations permitted under Section 9.01 hereof; and

(o)           other Investments in an aggregate amount not to exceed $500,000 in the aggregate since the Closing Date.

9.06        Restricted Payments. The Obligors shall not, and shall not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result from such Restricted Payment:

(a)           dividends with respect to the Parent Guarantor’s Equity Interests payable solely in shares of its Qualified Equity Interests;

(b)               the Parent Guarantor’s purchase, redemption, retirement or other acquisition of shares of its Qualified Equity Interests (or the equivalent thereof) with the proceeds received from a substantially concurrent issue of new shares of its Qualified Equity Interests (or the equivalent thereof);

(c)               dividends paid by any Obligor or any Subsidiary of any Obligor to any Obligor;

(d)               upon the death, incapacity or termination of any natural person that is a holder of Qualified Equity Interests of the Parent Guarantor or the exercise of a right of first refusal or similar right in respect of any such holder, the Parent Guarantor may repurchase the stock of such Qualified Equity Interests of such holder or such holder’s family, trusts, estates and heirs pursuant to stock repurchase agreements in an amount not to exceed $1,000,000 per fiscal year;

(e)               cash in lieu of the issuance of fractional shares not to exceed $25,000 per fiscal year;

(f)                the Parent Guarantor may honor any non-cash (other than cash in lieu of fractional shares) conversion or exercise requests in respect of any convertible securities, options or warrants of the Parent Guarantor into Qualified Equity Interests of the Parent Guarantor pursuant to the terms of such convertible securities, options or warrants or otherwise in exchange therefor;

(g)               the repurchase or other acquisition of Qualified Equity Interests of the Parent Guarantor deemed to occur (i) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Qualified Equity Interests of the Parent Guarantor, if such Equity Interests represent a portion of the exercise price thereof or conversion price thereof and (ii) in connection with any tax withholding required upon the grant of or any exercise or vesting of any Qualified Equity Interests of the Parent Guarantor (or options in respect thereof);

(h)               payments of interest, principal and fees in respect of any Indebtedness owed by the Borrower to any Lender;

(i)                 (x) the issuance of the CSRs and the distribution of cash in lieu of fractional shares pursuant to the Contingent Stock Rights Agreement (as defined in the Merger Agreement) and (y) any other Restricted Payment made pursuant to the Merger Agreement; and

(j)                 any Obligor or any of its Subsidiaries may receive or accept the return to such Obligor or any such Subsidiary, as applicable, of Equity Interests of the Parent Guarantor constituting a portion of the purchase price consideration in settlement of indemnification claims in connection with a Permitted Acquisition.

9.07          Payments of Indebtedness. The Obligors shall not, and shall not permit any of their Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations and (ii) scheduled payments of other Indebtedness to the extent such Indebtedness is permitted pursuant to Section 9.01.

9.08          Change in Fiscal Year. The Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the Effective Date, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Parent Guarantor.

9.09          Sales of Assets, Etc. The Obligors shall not, and shall not permit any of their Subsidiaries to sell, lease, exclusively license (in terms of geography or field of use), transfer, or otherwise dispose of any of its assets or property (including accounts receivable, Intellectual Property or Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to any Obligor or any of their Subsidiaries, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a)               sales of inventory in the ordinary course of its business on ordinary business terms;

(b)               the forgiveness, release or compromise of any amount owed to any Obligor or Subsidiary in the ordinary course of business;

(c)               outbound licenses permitted pursuant to Section 9.13;

(d)               transfers or dispositions of any or all the assets or property (other than Material Intellectual Property) by (i) any Subsidiary of any Obligor to any Obligor and (ii) any Obligor to any other Obligor;

(e)               dispositions (including by way of abandonment) of any assets or property (other than any Material Intellectual Property) that is obsolete, damaged or worn out or no longer used or useful for Product Commercialization and Development Activities or in the ordinary course of business;

(f)                in connection with any transaction permitted under Sections 9.03 or 9.06;

(g)               the use of cash and Permitted Cash Equivalent Investments in the ordinary course of business or in connection with other business activities not prohibited or otherwise restricted hereby or by any other Loan Document;

(h)               dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof;

(i)                 dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(j)                 any Casualty Event that would constitute an Asset Sale;

(k)               (i) dispositions consisting of the sale, transfer, assignment, licensing (including exclusive licenses) or other disposition of any Obligor Intellectual Property that does not qualify as Material Intellectual Property, and (ii) dispositions consisting of the licensing (including exclusive licenses) of Material Intellectual Property exclusively outside of the United States;

(l)                 (i) dispositions and licenses of Finacea IP entered into on an arm’s–length basis on commercially reasonable terms, and (ii) any forgiveness, release or compromise of any amount owed solely in respect of the Finacea IP that is made in connection with any settlement of ANDA litigation related solely to the Finacea IP; and

(m)             other Asset Sales outside the ordinary course not to exceed $1,000,000 in the aggregate since the Closing Date.

9.10          Transactions with Affiliates. The Obligors shall not, and shall not permit any of their Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of their Affiliates, except:

(a)               transactions between or among Obligors to the extent not prohibited hereunder, or any such transactions between or among Obligors contemplated by the Merger Agreement;

(b)               customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Obligors or any of their respective Subsidiaries in the ordinary course of business;

(c)               other transactions having terms that are no less favorable (including the amount of cash or other consideration received or paid by any Obligor) to any Obligor than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Obligor; and

(d)               any other transaction that is (i) on fair and reasonable terms that are no less favorable to such Person than it could obtain in an arm’s-length transaction with another Person that is not an Affiliate, and (ii) of the kind which would be entered into by a prudent Person in the position of the relevant Obligor with another Person that is not an Affiliate.

9.11          Restrictive Agreements. The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by applicable Laws or by the Loan Documents, (ii) Restrictive Agreements listed on Schedule 7.15, and (iii) customary restrictions and conditions contained in asset sale agreements, purchase agreements, acquisition agreements (including by way of merger, acquisition or consolidation) solely to the extent that (x) are only in effect pending consummation of the acquisition or sale contemplated pursuant to such agreement and (y) such restrictions or conditions (A) require any Obligor or any of its Subsidiaries to conduct its business in the ordinary course of business (with respect to such assets or businesses) consistent with historic practices or (B) are only in effect (with respect to such assets or businesses) pending the consummation of such transaction; provided that such restrictions and conditions apply only to the assets or property subject to such transaction (or, if applicable, the conduct of business of the Obligors or their Subsidiaries with respect to such assets or businesses) and that such sale is permitted or, in the case of the sale of the Parent Guarantor, the Israeli Guarantor or the Borrower, such agreement contemplates the repayment in full of the Obligations hereunder.

9.12          Modifications and Terminations of Material Agreements and Organic Documents. The Obligors shall not, and shall not permit any of their Subsidiaries to:

(a)               waive, amend, terminate, replace or otherwise modify any term or provision of any Organic Document in any way or manner adverse to the interests of the Administrative Agent or to the Lenders pursuant to any Loan Document or otherwise; or

(b)               (i) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Agreement or Material Intellectual Property or (ii) waive, amend, terminate, replace or otherwise modify any term or provision of any Material Agreement, in each case, in any way or manner materially adverse to the interests of the Administrative Agent or to the Lenders.

9.13          Inbound and Outbound Licenses.

(a)               Inbound Licenses. The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into or become or remain bound by any inbound license agreement requiring any such Person, during any period of twelve (12) consecutive months, to make aggregate cash payments in excess of $2,000,000 when taken together with all other such licenses agreements of the Obligors and all of their Subsidiaries (determined on a consolidated basis) and cash payments in respect of the purchase price for any Permitted Acquisition pursuant to clause (f) of the definition thereof, unless no Event of Default has occurred and is continuing (or could reasonably be expected to occur as a result thereof) and the Parent Guarantor has (i) provided prior written notice to the Administrative Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on the relevant Obligor’s or Subsidiary’s, as applicable, business or financial condition, and (ii) taken such commercially reasonable actions as Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Secured Parties to be granted a valid and perfected Lien on such license agreement and the right to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of the rights, assets or property that is the subject of such license agreement; provided that (x) inbound license agreements in the nature of over the counter or “shrink wrap” software that are commercially available to the public shall not be prohibited by this clause (a), (y) any inbound license agreement disclosed on Schedule 7.05(c)(ii) to which any Obligor is bound by or is a party to, on and as of the Effective Date shall not be prohibited by this clause (a) and (z) any term or provision of this clause (a) to the contrary notwithstanding, in the event the Parent Guarantor is subject to the reporting requirements of Section 13 or 15 of the Exchange Act and it reasonably determines that the information to be furnished pursuant to clause (i) above constitutes material non-public information, the delivery of such information to the Administrative Agent or any Lender will be subject to the same conditions and qualifications as apply to material non-public information required to be furnished pursuant to Section 8.02 above.

(b)               Outbound Licenses. The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into or become or remain bound by any outbound license of Intellectual Property unless such outbound license: (i) is duly authorized by the Parent Guarantor (pursuant to its customary approval process) and entered into on an arm’s-length basis, on commercially reasonable terms, (ii) does not otherwise constitute an Asset Sale prohibited pursuant to Section 9.09, (iii) subject to the terms of any non-disturbance or similar agreements, to the extent such Intellectual Property constitutes Collateral, does not impair the Administrative Agent or the Lenders from fully exercising their rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of the rights, assets or property that is the subject of such license, (iv) either (A) is not an exclusive license within the geographic boundaries of the United States or (B) is not an outbound license of Material Intellectual Property and (v) is not perpetual.

9.14          Sales and Leasebacks. Except as disclosed on Schedule 9.14, the Obligors shall not, and shall not permit any of their Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and (ii) which any Obligor or any of its Subsidiaries intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15          Hazardous Material. The Obligors shall not, and shall not permit any of their Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

9.16          Accounting Changes. The Obligors shall not, and shall not permit any of their Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.17          Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that could reasonably be expected to result in the imposition of a Lien against it with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither any Obligor nor any of its Subsidiaries shall cause or permit the occurrence of any event that could result in the imposition of a Lien with respect to any Benefit Plan (other than Permitted Liens).

9.18          Inconsistent Agreements. The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into any Contract containing any provision that would (i) cause a Default hereunder or be violated or breached by such Person hereunder or by the performance by such Person of any of its obligations hereunder or under any other Loan Document, (ii) prohibit any such Person from granting to the Administrative Agent and the Lenders a Lien on any of its assets pursuant hereto or any other Loan Document or (iii) create or permit to exist or become effective any Lien or restriction on the ability of any such Person to (x) pay dividends or make other distributions to any Obligor, or pay any Indebtedness owed to any Obligor, (y) make loans or advances to the Borrower or (z) transfer any of its assets or properties to the Parent Guarantor, the Israeli Guarantor or the Borrower; provided that the foregoing shall not apply to (A) any restrictions or conditions imposed by Law or the Loan Documents, (B) solely with respect to clause (iii) above, customary restrictions and conditions contained in asset sale agreements, purchase agreements, acquisition agreements (including by way of merger, acquisition or consolidation) solely to the extent that (x) are only in effect pending consummation of the acquisition or sale contemplated pursuant to such agreement and (y) such restrictions or conditions (A) require any Obligor or any of its Subsidiaries to conduct its business in the ordinary course of business (with respect to such assets or businesses) pending the consummation of such transaction consistent with historic practices or (B) are only in effect (with respect to such assets or businesses) pending the consummation of such transaction; provided further that such restrictions and conditions apply only to the assets or property subject to such transaction (or, if applicable, the conduct of business of any Obligor or such Subsidiaries with respect to such assets or businesses) and that such sale is permitted or, in the case of the sale of the Parent Guarantor, the Israeli Guarantor or the Borrower, such agreement contemplates the repayment in full of the Obligations hereunder, (C) solely with respect to clauses (ii) and (iii)(z) above, customary provisions in contracts (including without limitation leases and licenses of Intellectual Property) restricting the assignment thereof or, in the case of any lease or license, the sublease or sublicense or other disposition of the applicable leased or licensed property and (D) solely with respect to clauses (ii) and (iii) above, restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness, to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness.

9.19          Sanctions; Anti-Corruption Use of Proceeds. The Obligors shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Law, or (ii) (A) to fund any activities or business of or with any Person that at the time of such funding is the target of Sanctions or in any Designated Jurisdiction, or (B) in any other manner that would result in a violation of applicable Sanctions by any Person party to this Agreement (including any Person participating in the Loans, whether as Administrative Agent, Lender, underwriter, advisor, investor, or otherwise).

9.20          Warrant Certificate Amendments. The Parent Guarantor shall not fail to deliver to any Lender any Second Amended and Restated Warrant Certificate (as defined in each Warrant Certificate) to the extent required by the terms of Section 2(b) of any Warrant Certificate within ten (10) Business Days (or such later date as the Administrative Agent may in its reasonable discretion agree) after the earlier of (a) the Efficacy Determination (as defined in each Warrant Certificate) and (ii) May 31, 2020.

Section 10.
FINANCIAL COVENANTS

10.01        Minimum Liquidity. The Parent Guarantor and its Subsidiaries, determined on a consolidated basis, shall, collectively, maintain a minimum aggregate balance of $2,500,000, in each case, in cash in one or more Controlled Accounts maintained with commercial banks or similar deposit-taking institutions in the U.S. that are free and clear of all Liens, other than Liens granted hereunder in favor of the Administrative Agent.

10.02       Minimum Net Revenue. As of the last day of each fiscal quarter set forth below, the Parent Guarantor and its Subsidiaries, determined on a consolidated basis, shall have generated Net Revenue, for the twelve (12) consecutive month period ending on the last day of such fiscal quarter, in an aggregate amount not less than the corresponding amount set forth opposite such fiscal quarter:

Fiscal Quarter Ending	Revenue
September 30, 2020	$10,500,000
December 31, 2020	$16,400,000
March 31, 2021	$25,800,000
June 30, 2021	$34,900,000
September 30, 2021	$43,500,000
December 31, 2021	$49,300,000
March 31, 2022	$53,400,000
June 30, 2022	$56,600,000
September 30, 2022	$59,900,000
December 31, 2022	$64,100,000
March 31, 2023	$72,000,000
June 30, 2023	$80,300,000
September 30, 2023	$88,800,000
December 31, 2023	$97,000,000
March 31, 2024	$103,200,000
June 30, 2024	$109,500,000

Section 11.
EVENTS OF DEFAULT

11.01        Events of Default. Each of the following events shall constitute an “Event of Default”:

(a)               Principal or Interest Payment Default. The Borrower shall fail to pay any principal of or interest on the Loans, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise.

(b)               Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)               Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d)               Certain Covenants. The Obligors shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.02, 8.03 (with respect to the Borrower’s existence), 8.09, 8.11, 8.12, 8.16, 8.18, Section 9 or Section 10.

(e)               Other Covenants. The Obligors shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Sections 11.01(a), 11.01(b) or 11.01(d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of twenty (20) or more days.

(f)                Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

(g)               Other Defaults on Other Indebtedness. (i) any material breach of, or “event of default” or similar event under, the Contract governing any Material Indebtedness shall occur, or (ii) any event or condition occurs (x) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case, such failure, breach, or default continues after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness.

(h)               Insolvency, Bankruptcy, Etc.

(i)                 Any Obligor or any of its Subsidiaries is not Solvent, or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or by reason of actual or anticipated financial difficulties, proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors.

(ii)                Any Obligor or any of its Subsidiaries commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or by reason of actual or anticipated financial difficulties makes a proposal for the general benefit of its creditors (or files a notice of its intention to do so).

(iii)              Any Obligor or any of its Subsidiaries institutes any proceeding seeking to adjudicate it as not Solvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief with respect to it or its debt, under any applicable Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv)              Any Obligor or any of its Subsidiaries applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v)               Any Obligor or any of its Subsidiaries takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

(vi)              Any petition is filed, application made or other proceeding instituted against or in respect of any Obligor or any of its Subsidiaries:

(A)             seeking to adjudicate it as not Solvent;

(B)             seeking a receiving order against it;

(C)             seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any applicable Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D)             seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against any Obligor or any of its Subsidiaries thereunder in the interim, such grace period shall cease to apply; provided, further, that if such Obligor or any such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period shall cease to apply.

(vii)             Any other event occurs which, under the applicable Law of any applicable jurisdiction, has an effect equivalent to any of the events referred to in Section 11.01(h).

(i)                 Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (or the Equivalent Amount in other currencies) shall be rendered against the Parent Guarantor or any of its Subsidiaries or any combination thereof and the same shall remain undismissed, unsatisfied or undischarged for a period of sixty (60) days from the entry thereof during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j)                 ERISA and Pension Plans. An ERISA Event shall have occurred that, in the reasonable determination of the Administrative Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent Guarantor and its Subsidiaries in an aggregate amount exceeding $1,000,000 for all periods until the Obligations have been satisfied.

(k)               Change of Control. A Change of Control shall have occurred.

(l)                 Material Adverse Change. A Material Adverse Change or Material Adverse Effect shall have occurred.

(m)               Regulatory Matters, Etc. A Material Regulatory Event shall have occurred.

(n)               Hazardous Materials, Etc. A reasonable basis shall exist for the assertion against the Parent Guarantor or any of its Subsidiaries, or any predecessor in interest of the Parent Guarantor or any of its Subsidiaries, as applicable, of (or there shall have been asserted against such Obligor or such Subsidiary, as applicable) any Claims, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Material by the Parent Guarantor or any such Subsidiary, as applicable, or predecessors that are reasonably likely to be determined adversely to the Parent Guarantor or any such Subsidiary, as applicable, and the amount thereof could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (insofar as such amount is payable by the Parent Guarantor or any such Subsidiary, as applicable, but after deducting any portion thereof that is reasonably expected to be paid by insurance or other creditworthy Persons jointly and severally liable therefor);

(o)               Impairment of Security, Etc. If any of the following events occur: (i) any Lien created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens) to the extent required by the Loan Documents, except due to the action or inaction of the Administrative Agent, (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, or (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Loan Document.

11.02      Remedies. Upon the occurrence and during the continuance of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), the Majority Lenders may, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of an Event of Default described in Section 11.01(h), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

11.03        Additional Remedies. Upon the occurrence and during the continuance of any Event of Default, if any Obligor or any of its Subsidiaries shall be in default under a Material Agreement, the Administrative Agent and Lenders shall have the right (but not the obligation) to cause the default or defaults under such Material Agreement to be remedied (including without limitation by paying any unpaid amount thereunder) and otherwise exercise any and all rights of such Obligor or such Subsidiary, as the case may be, thereunder, as may be necessary to prevent or cure any default. Without limiting the foregoing, upon any such default, such Obligor shall, or shall cause one or more of its Subsidiaries to, as the case may be, promptly execute, acknowledge and deliver to the Administrative Agent such instruments as may reasonably be required to permit the Administrative Agent or the Lenders to cure any default under the applicable Material Agreement or permit the Administrative Agent or the Lenders to take such other action required to enable the Administrative Agent or the Lenders to cure or remedy the matter in default and preserve the interests of the Administrative Agent or the Lenders. Any amounts paid by the Administrative Agent or the Lenders pursuant to this Section 11.03 shall be payable on demand by any Obligor, shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations.”

Section 12.
THE ADMINISTRATIVE AGENT

12.01        Appointment and Duties. Subject in all cases to clause (c) below:

(a)               Appointment of the Administrative Agent. Each of the Lenders hereby irrevocably appoints Perceptive Credit Holdings II, LP (together with any successor the Administrative Agent pursuant to Section 12.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from the Borrower and any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)               Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by an Obligor with, and cash and Permitted Cash Equivalent Investments held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)               Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that the Administrative Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions and “Transactions” (as defined under the Existing Credit Agreement), (ii) is receiving no compensation for undertaking such role and (iii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature and do not (and are not intended to) create any fiduciary obligations, notwithstanding the use of the defined term “the Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c).

12.02        Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03        Use of Discretion.

(a)               No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)               Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Claims and Losses that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Parties thereof or (ii) that is, in the opinion of the Administrative Agent, in its sole and absolute discretion, contrary to any Loan Document, any Law or the best interests of the Administrative Agent or any of its Affiliates or Related Parties.

12.04        Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by the Administrative Agent.

12.05        Reliance and Liability.

(a)               The Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, the any Obligor or any of its Subsidiaries) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)               Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Obligor hereby waives and shall not assert (and each Obligor shall cause each of its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the fraudulent conduct or behavior of the Administrative Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i)                 shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)                shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)               makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv)              shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of the Parent Guarantor or any of its Subsidiaries or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and each Obligor hereby waives and agrees not to assert (and each Obligor shall cause each of its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

12.06        Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Obligor or any of its Subsidiaries or Affiliates as though it were not acting as the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07        Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Parties, and based upon such documents and information as such Lender has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of each Obligor and each of its Affiliates and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08        Expenses; Indemnities.

(a)               Each Lender agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor or one or more of its Subsidiaries) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor or one or more of its Subsidiaries) that may be incurred by the Administrative Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)               Each Lender further agrees to indemnify the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor or one or more of its Subsidiaries), from and against such Lender’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Parties in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Parties under or with respect to any of the foregoing; provided that no Lender shall be liable to the Administrative Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09        Resignation of the Administrative Agent.

(a)               At any time upon not less than five (5) Business Days prior written notice, the Administrative Agent may resign as the “the Administrative Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Administrative Agent), effective on the date set forth in such notice, which effective date shall not be less than five (5) (or more than thirty (30)) days following delivery of such notice. If the Administrative Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor the Administrative Agent; provided that if a successor the Administrative Agent has not been appointed on or before the effectiveness of the resignation of the resigning Administrative Agent, then the resigning Administrative Agent may, on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor the Administrative Agent.

(b)               Effective immediately upon its resignation, (i) the resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor the Administrative Agent shall have accepted a valid appointment hereunder, (iii) the resigning Administrative Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Administrative Agent was, or because the Administrative Agent had been, validly acting as the Administrative Agent under the Loan Documents or (y) any continuing duties such resigning Administrative Agent continues to perform, and (iv) subject to its rights under Section 12.04, the resigning Administrative Agent shall take such action as may be reasonably necessary to assign to the successor the Administrative Agent its rights as the Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Administrative Agent, a successor the Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Administrative Agent under the Loan Documents.

12.10        Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of Section 12.10(b)(ii), release or subordinate) the following:

(a)               any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Equity Interests in such Subsidiary owned directly or indirectly by the Borrower are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12; and

(b)               any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by any Obligor or any of its Subsidiaries in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien described in Section 9.02(c) and (iii) all of the Collateral held directly or indirectly by any Obligor, upon (w) termination of the Commitments, (x) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable, (y) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnified Party that is owed such Obligations and (z) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Obligors each in form and substance acceptable to the Administrative Agent.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guarantees and Liens when and as directed in this Section 12.10.

12.11        Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender so long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 12 and the decisions and actions of the Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (ii) each of the Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

Section 13.
GUARANTEE

13.01        The Guarantee. The Guarantors hereby jointly and severally guarantee to the Administrative Agent and the Lenders, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to the Administrative Agent and the Lenders by the Borrower and each other Obligor under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if the Borrower or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors shall promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same shall be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02        Obligations Unconditional. The obligations of the Guarantors under Section 13.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower or any other Guarantor under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is expressly agreed that the Israeli Guarantee Law, 1967 (the “Israeli Guarantee Law”) shall not apply to this Agreement or to any Loan Document and that should the Israeli Guarantee Law for any reason be deemed to apply to this Agreement or to any Loan Document, each Guarantor organized under the laws of Israel (including the Israeli Guarantor) hereby irrevocably and unconditionally waives all rights and defenses under the Israeli Guarantees Law that may have been available to it under the Israeli Guarantee Law; provided that, without limiting in whole or in part any of the waivers of rights or defenses set forth in this Section 13.02, the foregoing shall not in any way affect or constitute a waiver of any rights or defenses afforded to any Guarantor organized under the laws of Israel (including the Israeli Guarantor) under the terms of this Agreement or under the laws of the State of New York to the extent any such rights or defenses remain available after giving effect to the other provisions of this Section 13.02. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)               at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)               any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)                the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)               any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower or any other Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03        Reinstatement. The obligations of the Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they shall indemnify the Secured Parties on demand for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.04        Subrogation. The Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 13.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

13.05        Remedies. The Guarantors jointly and severally agree that, as between the Guarantors, on one hand, and the Administrative Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 13.01.

13.06        Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent and the Lenders, at their sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.07        Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.08        General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any U.S. or non-U.S. state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 13.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, the Administrative Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 14.
MISCELLANEOUS

14.01        No Waiver. No failure on the part of the Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

14.02        Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower or another Obligor to its address specified on Schedule 14.02 or in the Guarantee Assumption Agreement, as the case may be, and if to the Administrative Agent or any Lender to its address specified on the signature pages hereto, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

14.03        Expenses, Indemnification, Etc.

(a)               Expenses. Each Obligor, jointly and severally, agrees to pay or reimburse (i) the Administrative Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees and expenses of Morrison & Foerster LLP and Gornitzky & Co., counsel to the Administrative Agent, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), and the Administrative Agent and the Lenders agree to apply the Expense Deposit to such costs and expenses, (y) post-closing costs and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Administrative Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b)               Indemnification. Each Obligor, jointly and severally, hereby indemnifies the Administrative Agent, the Lenders and each Related Party of any of the foregoing (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable and documented out-of-pocket fees and disbursements of counsel, joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by any Obligor, any of its Subsidiaries, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is (i) found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct, or (ii) arising solely from a dispute among the Indemnified Parties (except when and to the extent that one of the Indemnified Parties to such dispute was acting in its capacity or in fulfilling its role as Administrative Agent, or any similar role under this Agreement or any other Loan Document) that does not involve any act or omission of the Borrower or any of its Affiliates. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. The Parent Guarantor, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party”. No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. This Section 14.03 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

14.04      Amendments, Etc. Except as otherwise expressly provided in this Agreement or such Loan Document, any provision of this Agreement or any other Loan Document may be modified or supplemented only by an instrument in writing signed by the Parent Guarantor, the Israeli Guarantor, the Borrower, the Administrative Agent and the Majority Lenders; provided that:

(a)               any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;

(b)               the consent of all of the Lenders shall be required to:

(i)                 amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or any Commitment, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loans, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans;

(ii)              amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or

(iii)            amend this Section 14.04 or the definition of “Majority Lenders”; and

(c)               if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Majority Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

14.05      Successors and Assigns.

(a)               General. The provisions of this Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent. Any Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(h). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Assignments by Lender. Any Lender may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) and the other Loan Documents; provided that (i) no such assignment shall be made to the Parent Guarantor, any of its Subsidiaries, any of its Affiliates or any of their respective employees or directors at any time, and (ii) no such assignment shall be made without the prior written consent of the Administrative Agent. Subject to the recording thereof by the Lender pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e).

(c)               Amendments to Loan Documents. Each of the Administrative Agent, the Lenders and each of the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d)               Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)               Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person which would constitute an Eligible Transferee (other than a natural person or the Borrower or any of its Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 14.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b); provided that such Participant agrees to be subject to the provisions of Section 5.03(h) as if it were an assignee under Section 14.05(b) above. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Lender.

(f)                Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Sections 5.01 or 5.03 than such Lender would have been entitled to receive with respect to the participation sold to such Participant.

(g)               Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)               Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

14.06      Survival. The obligations of the Obligors under Sections 5.01, 5.02, 5.03, 14.03, 14.05, 14.06, 14.09, 14.10, 14.11, 14.12, 14.13, 14.14 and the obligations of the Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07      Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08      Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

14.09      Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10      Jurisdiction, Service of Process and Venue.

(a)               Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of the Administrative Agent and the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any applicable Law, the Lenders may take concurrent proceedings in any number of jurisdictions.

(b)               Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent and the Lenders to serve any process or summons in any manner permitted by any applicable Law.

(c)               Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

14.11      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12      Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13      Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND SHALL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14      Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15      No Fiduciary Relationship. The Borrower acknowledges that the Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16      Confidentiality. The Administrative Agent and each Lender agree to keep confidential all non-public information provided to them by any Obligor pursuant to this Agreement that is designated by such Obligor as confidential in accordance with its customary procedures for handling its own confidential information; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (i) to the Administrative Agent, any other Lender or, subject to an agreement to comply with the provisions of this Section 14.16, any Affiliate of a Lender or any Eligible Transferee or other assignee permitted under Section 14.05(b), (ii) subject to an agreement to comply with the provisions of this Section 14.16, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”); provided that the applicable Lender shall remain liable hereunder for any breach of this Section 14.16 by any of its Related Parties, (iv) upon the request or demand of any Governmental Authority or any Regulatory Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable Law, (vi) if requested or required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy permitted hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating any Obligor or any of its Subsidiaries or the Loans or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loans or (xi) to any other party hereto; provided further that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

14.17      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Administrative Agent and the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section 14.17 shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

14.18      Judgment Currency.

(a)               If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b)               The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent in Dollars, the Administrative Agent shall remit such excess to the Borrower.

14.19      USA PATRIOT Act. The Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), and equivalent or similar Laws in other relevant jurisdictions, they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Patriot Act.

14.20      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)               the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

14.21      Release of Collateral and Guarantees; Non-Disturbance Agreements.

(a)               The Administrative Agent hereby agrees, at the sole expense of the Obligors, to execute any documents, releases, terminations and agreements reasonably requested by the Borrower (i) to release any Lien on any Collateral (A) on the date when all Obligations (other than (x) Warrant Obligations and (y) contingent obligations as to which no Claims have been asserted) have been satisfied in full in cash, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with an Asset Sale permitted pursuant to Section 9.09 or (C) subject to Sections 14.01 and 14.04, if approved, authorized or ratified in writing by the Administrative Agent and (ii) to release any Subsidiary Guarantor from its obligations as a guarantor hereunder if such Person ceases to be a Subsidiary as a result a transaction permitted under the Loan Documents.

(b)               The Administrative Agent hereby agrees to, and each Lender hereby agrees that Administrative Agent may, enter non-disturbance or similar agreements in connection with licensing agreements permitted by this Agreement or any other Loan Document, in each case in form and substance reasonably satisfactory to the Administrative Agent and the counterparty or counterparties to the licensing agreements.

14.22      Amendment and Restatement. Each of the Parent Guarantor, the Israeli Guarantor and the Borrower (a) agrees that the Loan Documents, as defined in the Existing Credit Agreement and as they have been amended or amended and restated on or prior to the date hereof, shall constitute Loan Documents, (b) agrees that any Collateral Documents, as defined in the Existing Credit Agreement and as they have been amended or amended and restated on or prior to the date hereof, shall continue in full force and effect to provide security for, and a guaranty of, the Indebtedness and other Obligations under this Agreement and the Loan Documents; (c) reaffirms and ratifies all of its agreements in such Loan Documents, as they have been amended or amended and restated on or prior to the date hereof; (d) agrees that each reference in such Loan Documents to the Existing Credit Agreement shall be deemed to be references to this Agreement (other than references to the “Existing Credit Agreement” in this Agreement); and (e) agrees that the Administrative Agent is authorized in its own name or in the name of the Guarantors, in the Administrative Agent’s discretion and from time to time, to make such notations on or modifications to such Collateral Documents to reflect the intentions of the parties as expressed herein. On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement. This Agreement is in no way intended to constitute a novation of the Existing Credit Agreement. From and after the Effective Date, all references in any Loan Document to the “Credit Agreement” shall be deemed to be a reference to this Agreement.

14.23      Waiver and Release. TO INDUCE THE ADMINISTRATIVE AGENT AND THE LENDERS TO AGREE TO THE TERMS OF THIS AGREEMENT, PARENT GUARANTOR Israeli Guarantor and the Borrower AND THEIR AFFILIATES (COLLECTIVELY, THE “RELEASING PARTIES”) REPRESENT AND WARRANT THAT, AS OF THE DATE HEREOF, THERE ARE NO CLAIMS OR OFFSETS AGAINST, OR RIGHTS OF RECOUPMENT WITH RESPECT TO, OR DISPUTES OF, OR DEFENSES OR COUNTERCLAIMS TO, THEIR OBLIGATIONS UNDER THE LOAN DOCUMENTS, AND IN ACCORDANCE THEREWITH THEY:

(a)               WAIVE ANY AND ALL SUCH CLAIMS, OFFSETS, RIGHTS OF RECOUPMENT, DISPUTES, DEFENSES AND COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE HEREOF; AND

(b)               FOREVER RELEASE, RELIEVE, AND DISCHARGE THE ADMINISTRATIVE AGENT AND EACH LENDER AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, PARTNERS, PREDECESSORS, SUCCESSORS, ASSIGNS, ATTORNEYS, ACCOUNTANTS, AGENTS, EMPLOYEES, AND REPRESENTATIVES (COLLECTIVELY, THE “RELEASED PARTIES”), AND EACH OF THEM, FROM ANY AND ALL CLAIMS, LIABILITIES, DEMANDS, CAUSES OF ACTION, DEBTS, OBLIGATIONS, PROMISES, ACTS, AGREEMENTS, AND DAMAGES, OF WHATEVER KIND OR NATURE, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, CONTINGENT OR FIXED, LIQUIDATED OR UNLIQUIDATED, MATURED OR UNMATURED, WHETHER ARISING AT LAW OR IN EQUITY, WHICH THE RELEASING PARTIES EVER HAD, NOW HAVE, OR MAY, SHALL, OR CAN HEREAFTER HAVE, DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY BASED UPON, CONNECTED WITH, OR RELATED TO MATTERS, THINGS, ACTS, CONDUCT, AND/OR OMISSIONS AT ANY TIME FROM THE DATE THAT WAS NINETY (90) DAYS PRIOR TO THE CLOSING DATE THROUGH AND INCLUDING THE DATE HEREOF, INCLUDING WITHOUT LIMITATION ANY AND ALL CLAIMS AGAINST THE RELEASED PARTIES ARISING UNDER OR RELATED TO ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY.

(c)               IN CONNECTION WITH THE RELEASE CONTAINED HEREIN, THE RELEASING PARTIES ACKNOWLEDGE THAT THEY ARE AWARE THAT THEY MAY HEREAFTER DISCOVER CLAIMS PRESENTLY UNKNOWN OR UNSUSPECTED, OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE WHICH THEY KNOW OR BELIEVE TO BE TRUE, WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, IT IS THE INTENTION OF THE RELEASING PARTIES, THROUGH THIS AGREEMENT AND WITH ADVICE OF COUNSEL, FULLY, FINALLY, AND FOREVER TO RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATED THERETO, WHICH DO NOW EXIST, OR HERETOFORE HAVE EXISTED. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES HEREIN GIVEN SHALL BE AND REMAIN IN EFFECT AS A FULL AND COMPLETE RELEASE OF SUCH MATTERS NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY SUCH ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATED THERETO.

(d)               THE RELEASING PARTIES COVENANT AND AGREE NOT TO BRING ANY CLAIM, ACTION, SUIT, OR PROCEEDING AGAINST THE RELEASED PARTIES, DIRECTLY OR INDIRECTLY, REGARDING OR RELATED IN ANY MANNER TO THE MATTERS RELEASED HEREBY, AND FURTHER COVENANT AND AGREE THAT THIS AGREEMENT IS A BAR TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING.

(e)               THE RELEASING PARTIES REPRESENT AND WARRANT TO THE RELEASED PARTIES THAT THEY HAVE NOT HERETOFORE ASSIGNED OR TRANSFERRED, OR PURPORTED TO ASSIGN OR TRANSFER, TO ANY PERSON OR ENTITY ANY CLAIMS OR OTHER MATTERS HEREIN RELEASED.

(f)                THE RELEASING PARTIES ACKNOWLEDGE THAT THEY HAVE HAD THE BENEFIT OF INDEPENDENT LEGAL ADVICE WITH RESPECT TO THE ADVISABILITY OF ENTERING INTO THIS RELEASE AND HEREBY KNOWINGLY, AND UPON SUCH ADVICE OF COUNSEL, WAIVE ANY AND ALL APPLICABLE RIGHTS AND BENEFITS UNDER, AND PROTECTIONS OF, CALIFORNIA CIVIL CODE SECTION 1542, AND ANY AND ALL STATUTES AND PRINCIPLES OF COMMON LAW THAT HAVE SIMILAR EFFECT. CALIFORNIA CIVIL CODE SECTION 1542 PROVIDES AS FOLLOWS:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her, would have materially affected his or her settlement with the debtor or released party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

FOAMIX PHARMACEUTICALS INC.

By:	/s/ David Domzalski
Name: David Domzalski
Title: Chief Executive Officer

By:	/s/ Ilan Hadar
Name: Ilan Hadar
Title:Chief Financial Officer

PARENT GUARANTOR:

MENLO THERAPEUTICS INC.

By:	/s/ David Domzalski
Name: David Domzalski
Title: Chief Executive Officer

By:	/s/ Ilan Hadar
Name: Ilan Hadar
Title:Chief Financial Officer

ISRAELI GUARANTOR:

FOAMIX PHARMACEUTICALS LTD.

By:	/s/ David Domzalski
Name: David Domzalski
Title: Chief Executive Officer

By:	/s/ Ilan Hadar
Name: Ilan Hadar
Title:Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement and Guaranty]

ADMINISTRATIVE AGENT:

PERCEPTIVE CREDIT HOLDINGS II, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Address for Notices:
Perceptive Credit Holdings II, LP
c/o Perceptive Advisors LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attn: Sandeep Dixit
Email: Sandeep@perceptivelife.com; PCOFReporting@perceptivelife.com

LENDERS:

PERCEPTIVE CREDIT HOLDINGS II, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Address for Notices:
Perceptive Credit Holdings II, LP
c/o Perceptive Advisors LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attn: Sandeep Dixit
Email: sandeep@perceptivelife.com; PCOFReporting@perceptivelife.com

[Signature Page to Amended and Restated Credit Agreement and Guaranty]

ORBIMED ROYALTY & CREDIT OPPORTUNITIES III, LP

By: ORBIMED ROF III LLC, its general partner

By: ORBIMED ADVISORS LLC, its managing member

By:	/s/ W.Carder Neild
Name: W.Carder Neild
Title: Member

Address for Notices:
OrbiMed Royalty & Credit Opportunities III, LP
601 Lexington Ave, 54th Floor
New York, NY 10022
Attn: Matthew Rizzo; OrbiMed Credit Report
Email: rizzom@OrbiMed.com; ROSCreditOps@OrbiMed.com

[Signature Page to Amended and Restated Credit Agreement and Guaranty]

Schedule 1
to Credit Agreement

COMMITMENTS

TRANCHE 1 LOAN

Lender	Commitment	Proportionate Share
Perceptive Credit Holdings II, LP OrbiMed Royalty & Credit Opportunities III, LP	$7,500,000 $7,500,000	50% 50%
TOTAL	$15,000,000	100%

TRANCHE 2 LOAN

Lender	Commitment	Proportionate Share
Perceptive Credit Holdings II, LP OrbiMed Royalty & Credit Opportunities III, LP	$10,000,000 $10,000,000	50% 50%
TOTAL	$20,000,000	100%

TRANCHE 3 LOAN

Lender	Commitment	Proportionate Share
Perceptive Credit Holdings II, LP OrbiMed Royalty & Credit Opportunities III, LP	$7,500,000 $7,500,000	50% 50%
TOTAL	$15,000,000	100%